As filed with the Securities and Exchange Commission on May 20, 2004 An Exhibit
                                                 List can be found on page II-6.


                                                 Registration No. 333-__________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  TISSERA, INC.
                         (Name of small business issuer)

                                BERT Logic, Inc.
                     (Former name of small business issuer)

         WASHINGTON                   2836                      91-2034750
(State or other jurisdiction   (Primary standard              (IRS Employer
      of incorporation)       industrial code number)     identification number)

                               17 Hata'asia Street
                                 Or Yehuda 60212
                                     Israel
                                 +972-3-6344107
              (Address and telephone number of principal executive
                    offices and principal place of business)

                   Dr. Vicki Rabenou, Chief Executive Officer
                                  TISSERA, INC.
                               17 Hata'asia Street
                                 Or Yehuda 60212
                                     Israel
                                 +972-54-368-939
                                 +972-3-6344107
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
Title of each class of          Amount to be  Proposed maximum offering  Proposed maximum aggregate      Amount of
securities to be registered      registered       price per share            offering price           registration fee
----------------------------------------------------------------------------------------------------------------------
Common stock                     24,323,258           $  2.03(1)             $49,376,213.74           $      6,255.97
----------------------------------------------------------------------------------------------------------------------
Common stock issuable upon        5,042,538           $  3.75(2)             $ 18,909,517.50          $      2,395.84
exercise of common stock
purchase warrants at $3.75
per share
----------------------------------------------------------------------------------------------------------------------
Common stock issuable upon        5,042,538           $  4.50(3)             $ 22,691,421.00          $      2,875.00
exercise of common stock
purchase warrants at $4.50
per share
----------------------------------------------------------------------------------------------------------------------
Common stock issuable upon        5,042,538           $  6.00(4)             $ 30,255,228.00          $      3,833.34
exercise of common stock
purchase warrants at $6.00
per share
----------------------------------------------------------------------------------------------------------------------
Common stock issuable upon          451,080           $  1.00(5)             $    451,080.00          $         57.15
exercise of common stock
purchase warrants at $1.00
per share
----------------------------------------------------------------------------------------------------------------------
Common stock issuable upon        2,607,046           $   .30(6)             $    782,113.80          $         99.09
exercise of common stock
purchase warrants at $.30
per share
----------------------------------------------------------------------------------------------------------------------
Common stock issuable upon          322,480           $   .01(7)             $      3,224.80          $           .41
exercise of common stock
purchase warrants at $.01
per share
----------------------------------------------------------------------------------------------------------------------
Common stock issuable upon        3,607,199           $ .0001(8)             $        360.72          $           .05
exercise of common stock
purchase warrants at $.0001
per share
----------------------------------------------------------------------------------------------------------------------
Total                            46,438,677                                                                $15,516.84*
----------------------------------------------------------------------------------------------------------------------


*Previously paid.

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on May 18, 2004, which was $2.03 per share.


(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $3.75.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $4.50.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $6.00.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $1.00.

(6) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $.30.

(7) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $.01.

(8) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $.0001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 20, 2004


                                  TISSERA, INC.
                              46,438,677 SHARES OF
                                  COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 46,438,677 shares of our common stock, including 24,323,258 shares of common stock and up to 22,115,419 issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.


Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "TSSR". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May 18, 2004, was $2.05.


Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2004.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Tissera, Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                                  TISSERA, INC.

We develop, test and intend to commercialize tissue transplantation therapies based on an approach employing organ-specific precursor tissues. Our future approach involves harvesting embryonic mammalian tissue at the earliest stage at which stem cells commit to becoming organ-specific precursor tissues and transplanting them in target human organ systems. The technology of tissue transplantation was developed by Prof. Reisner's lab of the Department of Immunology at the Weizmann Institute of Science. We entered into a Research and License Agreement with Yeda Research and Development Company Limited, which is located in Rehovot, Israel. Yeda is the commercial arm of the Weizmann Institute of Science. The research is conducted in the Weizmann institute under the supervision of Professor Yair Reisner of the Department of Immunology. We have world wide, exclusive license to manufacture, develop and sell products for solid organ transplantation from embryonic tissue based on research conducted under Prof. Reisner's supervision at the Department of Immunology at the Weizmann Institute of Science. The license shall expire at the later of (i) the expiration of the patents in the country of sale, or (ii) 15 years from the date of receipt of FDA New Drug Approval in the United States, or the equivalent in any other country in which the products are sold. For the three months ended January 31, 2004, we generated net losses of $1,264,685 as compared to $12,043 for the comparable periods in 2003. The increase in our net loss was the result of a change in our business plan. In addition, for the year ended July 31, 2003, we generated limited revenue in the amount of $21,250 and incurred losses in the amount of $30,844. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated September 16, 2003, have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 17 Hata'asia street, Or Yehuda 60212 Israel and our telephone number is +972-3-6344107. We are a Washington corporation.

----------------------------------------------------------------------------------------------------------------------------
The Offering
----------------------------------------------------------------------------------------------------------------------------
Common stock offered  by selling stockholders .......46,438,677 shares of common stock, including 24,323,258 shares of common stock and up to 22,115,419 shares of common stock underlying common stock purchase warrants.  This number represents 95% of our total number of shares outstanding assuming the exercise of all common stock purchase warrants included in this prospectus.

----------------------------------------------------------------------------------------------------------------------------
Common stock to be outstanding after the offering....Up to 48,420,614 shares assuming the exercise of all common stock purchase warrants included in this prospectus.

----------------------------------------------------------------------------------------------------------------------------
Use of proceeds .....................................We will not receive any proceeds from the sale of the common stock.
                                                     However, we will receive the exercise price for any shares of common stock delivered in connection with the exercise of the common stock purchase warrants.  We expect to use the proceeds received from the exercise of the common stock purchase warrants, if any, for general working capital purposes.  We have received gross proceeds in the amount of $7,709,000 from the sale of common stock and common stock purchase warrants in connection with three private offerings.

----------------------------------------------------------------------------------------------------------------------------
OTCBB Symbol ........................................TSSR

----------------------------------------------------------------------------------------------------------------------------

The above information regarding common stock to be outstanding after the offering is based on 26,305,195 shares of common stock outstanding as of April 20, 2004 and assumes the exercise of warrants by our selling stockholders.

To obtain funding for our ongoing operations, pursuant to various offerings conducted under Rule 506 of Regulation D, as promulgated under the Securities Act of 1933, we sold units to accredited investors in three separate private offerings. In connection with the first offering, we sold 508,000 units at a price of $1.25 per unit with each unit containing one share of common stock and three common stock purchase warrants. The exercise prices are $3.75, $4.50 and $6.00 per warrant. We raised an aggregate of $635,000 in connection with this offering. In connection with the second offering, we sold an aggregate 1,259,200 units with each unit consisting of one share of common stock and three common stock purchase warrants at a price of $1.25 per unit. We raised gross proceeds of $1,574,000. The three common stock purchase warrants included in each are each exercisable at varying prices into one share of common stock at the holder's option. The exercise prices are $3.75, $4.50 and $6.00 per warrant. The warrants are exercisable for varying periods of six months, two years and three years from the final closing of the offering. We closed a third private offering on March 18, 2004, in which we received gross proceeds in the amount of $5,500,000. In connection with this private offering, each investor received one share of common stock and three common stock purchase warrants for every $1.75 invested. The three common stock purchase warrants included in each are each exercisable at varying prices into one share of common stock at the holder's option. Holder, in certain circumstances we may call each warrant. The exercise prices are $3.75, $4.50 and $6.00 per warrant. The warrants are exercisable for varying periods of six months from the effective date of this prospectus, two years from closing of the offering and three years from closing of the offering.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY

OUR COMPANY HAS A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

We were founded on May 31, 2000. We are a development stage company. We have incurred operating losses in every year of our existence. We incurred net losses of $11,018,444 for the six months ended January 31, 2004, of which $9,845,669 relates to the issuance of warrants in connection with the Research and License Agreement and the issuance of warrants and shares to service providers, and $30,844 for the year ended July 31, 2003, which losses are continuing. We have not achieved profitability and expect to continue to incur net losses as we develop our new business line. The extent of future losses and the time required to achieve profitability is highly uncertain. In addition, as we are a development stage company, we do not expect to generate revenues in the next few years.

WE HAVE ENTERED INTO A RESEARCH AND LICENSE AGREEMENT WITH YEDA TO OBTAIN THE RIGHTS TO MANUFACTURE, DEVELOP AND SELL PRODUCTS FOR SOLID ORGAN TRANSPLANTATION FROM EMBRYONIC TISSUE BASED ON THE RESEARCH OF PROF. REISNER AT THE WEIZMANN INSTITUTE OF SCIENCE AND, IF THIS LICENSE WERE TO BE TERMINATED FOR ANY REASON, INCLUDING FAILURE TO PAY THE REQUIRED ROYALTIES, OUR RESULTS OF OPERATIONS MAY BE SEVERALLY IMPACTED AND WE MAY BE FORCED TO CEASE OUR OPERATIONS.

In connection with the Research and License Agreement entered with Yeda, we paid Yeda the following:

      o with regard to the first year of the research period (commencing on April 9, 2003), we paid the amount of US $450,000 of which a non-refundable installment of US $450,000 was paid on December 23, 2003. This amount is in addition to the $450,000 paid to Yeda in connection with researched performed by Yeda during the first year; and

      o with regard to the second and third years of the research period, respectively, an amount which shall be not less than US $900,000 and not more than US $1,000,000 per year to be determined by mutual agreement of the parties no later than 30 days prior to the commencement of the relevant year, in four equal three monthly non-refundable installments, payable in advance at the beginning of each three month period during such year.

If the parties fail to reach agreement within the time frame referred to above regarding the amount of the research budget payable for the second or third year of the research period (as the case may be), then the research budget for such year shall be US $900,000 and Yeda shall procure the performance of research for such reduced amount.

We have also agreed that within one year from the date of the Research and License Agreement, we will submit a development program to Yeda for its approval. We further undertake to use our best efforts to commercialize the licensed products. We also agreed to pay Yeda a license fee as follows:

      o     $50,000 per year commencing on April 9, 2006;

      o     4% of net sales of all products covered by the Agreement;

      o 33% of all sublicense fees for all agreements entered into within one year of the Agreement; and

      o 16% of all sublicense fees for all agreements entered into after such one year period.

If we are unable to raise the required funds or generate revenue from operations to make the above payments, then our license may be terminated by Yeda. If Yeda elects to terminate our license our results of operations may be negatively impacted and we may be forced to cease operations.

IN ORDER TO EXECUTE OUR BUSINESS PLAN, WE WILL NEED TO RAISE ADDITIONAL CAPITAL. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO ACHIEVE OUR BUSINESS PLAN AND YOU COULD LOSE YOUR INVESTMENT.

         We need to raise additional funds through public or private debt or equity financings to fully execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we will be unable to execute our business plan and you could lose your investment.

WE DEPEND UPON KEY PERSONNEL, NEED ADDITIONAL PERSONNEL AND IF WE ARE UNABLE TO MAINTAIN OUR CURRENT PERSONNEL OR OBTAIN NEW PERSONNEL OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY IMPACTED

Our success depends on the continuing services of our management team as well as the continuing research of Prof. Reisner. The loss of any of our employees or Prof. Reisner could have a material and adverse effect on our business operations. Additionally, the success of our company will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any startup company, there can be no guaranty that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for our company. Our inability to attract and retain key personnel may materially and adversely affect our business operations.

OUR ORGAN TRANSPLANTATION TECHNOLOGY COMPRISES A NEW OPERATING LINE, WHICH HAS A LIMITED OPERATING HISTORY WHICH WILL LIMIT YOUR ABILITY TO EVALUATE OUR OPERATIONS AND PROSPECTS.

We were organized on May 31, 2000 but only recently entered into a Research and License Agreement to manufacture, develop and sell products for solid organ transplantation from embryonic tissue with the Yeda Research and Development Company Limited. Due to our limited operating history, our ability to operate successfully is materially uncertain and our operations are subject to all risks inherent in a developing business enterprise. We have a limited operating history upon which you may evaluate our operations and prospects. Our limited operating history makes it difficult to evaluate our transplant technology, as well as commercial viability, and market acceptance of our potential products. Our potential success must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and bio-technology businesses specifically. The transplant technology is in its early development stages. It is a new approach that has never proven to work in humans. We are currently at the research state in which we are testing our products on animal subjects.

LACK OF PROVEN BUSINESS MODEL MAY NOT RESULT IN THE GENERATION OF A NET PROFIT OR REVENUES

To date, we have not generated revenue from the sale of products for solid organ transplantation from embronyic tissue under our license. We will need to raise funds to develop, through the Research and License Agreement entered into with Yeda, products for solid organ transplantation from embryonic tissue. There can be no assurance, however, that the implementation of such a plan, or that implementation of the overall business plan developed by management, will result in sales or that if it does result in sales, that such sales will necessarily translate into profitability. Failure to properly maintain our system will prevent us from generating meaningful revenues.

WE CANNOT ASSURE MARKET ACCEPTANCE OF OUR PRODUCTS, WHICH WILL HAVE A DIRECT ADVERSE AFFECT ON OUR REVENUE AND PROFITABILITY

Our success and competitive position depends upon acceptance of our technology. If the medical industry accepts our technology, we cannot assure our ability to achieve sufficient sales. An inability to achieve sales volume or market acceptance of our technology will materially and adversely affect our business operations.

As we have not commenced marketing and selling the products for solid organ transplantation from embryonic tissue, there can be no assurance that an interest will develop in the future. Although we believe there is a demand for our products, there can be no assurance that the medical community and its patients undergoing these procedures will accept our products. In the event that we are unable to garner interest in its products, there will be a direct adverse affect on our earnings and profitability.

OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS DEPENDS UPON OUR ABILITY TO PROVE THE EFFICACY AND SAFETY OF OUR PRODUCT ACCORDING TO GOVERNMENT REGULATIONS

Our present and proposed activities are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries. To clinically test, produce and market medical devices for human use, we must satisfy mandatory procedural and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time consuming and subject to unanticipated delays. Our product candidates may not be approved. In addition, our product approvals could be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product's marketing approval.

Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, Good Manufacturing Practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or could negatively affect the marketing of our existing products.

We will not be able to commercialize our products as planned and our operating results will be hurt if any of the following occur:

      o     the regulatory agencies find our testing protocols to be inadequate;
      o the appropriate authorizations are not granted on a timely basis, or at all;
      o the process to obtain authorization takes longer than expected or we have insufficient funds to pursue such approvals;
      o     we lose previously-received authorizations; or
      o     we do not comply with regulatory requirements.

Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. In addition, we handle and dispose of human tissue. Although we believe that our safety procedures for handling these materials are adequate, if accidental contamination or injury were to occur, we could be liable for damages.

WE RELY HEAVILY UPON OUR PATENTS AND PROPRIETARY TECHNOLOGY, INCLUDING THE PATENT THAT HAS BEEN SUBMITTED BY YEDA TO THE US PATENT AND TRADEMARK OFFICE AND IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY OR IF YEDA IS UNABLE TO OBTAIN A PATENT OR IF THE PATENT IS NOT PROVIDE MEANINGFUL PROTECTION, OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY IMPACTED.

We rely upon the patent application as filed by Yeda with the U.S. Patent and Trademark Office and the license granted by Yeda under the Research and License Agreement with respect to same. We have agreed with Yeda in the Research and License Agreement to seek comprehensive patent protection for all inventions licensed to us under the Research and License Agreement. However, we cannot be sure that any patents will be issued to Yeda as a result of its domestic or future foreign patent applications or that any of its patents will withstand challenges by others. The patent issued to Yeda, if issued at all, and licensed to us may be infringed or third parties may independently develop either the same or similar technology. Similarly, this patent may not provide us with meaningful protection from competitors, including those who may pursue patents which may prevent, limit or interfere with our products or will require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business. We may sue or be sued by third parties regarding patents and other intellectual property rights. These suits are costly and would divert funds and management and technical resources from our operations.

We also rely upon unpatented proprietary technology, know-how and trade secrets and seek to protect them through confidentiality agreements with employees, consultants and advisors. If these confidentiality agreements are breached, we may not have adequate remedies for the breach. In addition, others may independently develop or otherwise acquire substantially the same proprietary technology as our technology and trade secrets.

WE HAVE ENGAGED A NUMBER OF ACADEMIC CONSULTANTS AND, AS A RESULT, WE MAY NOT BE ABLE TO PROTECT THE CONFIDENTIALITY OF OUR TECHNOLOGY, WHICH, IF DISSEMINATED, COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS

We have relationships with a number of academic consultants who are not employed by us. Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us. Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies. However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations. To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

UPON COMMENCEMENT OF SALES AND MANUFACTURING, WE MAY BE SUBJECT TO PRODUCT LIABILITY SUITS AND OUR INSURANCE, IF
ANY, MAY NOT BE SUFFICIENT TO COVER DAMAGES

Our business, upon commencement of sales and manufacturing, will exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of medical products. The use of our products, whether for clinical trials or commercial sale, may expose us to product liability claims or product recall and possible adverse publicity. The level or breadth of our insurance coverage may not be adequate to fully cover potential liability claims. A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of product liability litigation upon the reputation and marketability of our technology and products, together with the diversion of the attention of key personnel, could negatively affect our business.

OUR BUSINESS IS SUBJECT TO THE UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT AND HEALTH CARE REFORM MEASURES WHICH MAY LIMIT MARKET ACCEPTANCE

In both domestic and foreign markets, our ability to market and sell our product candidates will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the U.S. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business.
We depend in part upon the performance of our licensors and collaborative partners, and any failure on their part to perform or satisfy their obligations to us could lead to delays in the development or commercialization of our licensed tissue transplantation technology.

WE CURRENTLY HAVE A RESEARCH AND LICENSE AGREEMENT WITH YEDA AND, AS A RESULT, WE CANNOT GUARANTEE THAT YEDA WILL BE ABLE TO FUFILL ITS OBLIGATIONS TO PROCURE THE PERFORMANCE OF RESEARCH AT THE WEIZMANN INSTITUTE OF SCIENCE. YEDA MAY NOT PROPERLY MAINTAIN AND DEFEND YEDA'S INTELLECTUAL PROPERTY RIGHTS LICENSED TO US AND THAT OUR LICENSORS OR COLLABORATORS MAY ENCOUNTER CONFLICTS OF INTEREST, CHANGES IN BUSINESS STRATEGY OR OTHER BUSINESS ISSUES, WHICH COULD HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR OPERATIONS.

Our efforts to develop, obtain regulatory approval for and market and sell our existing and any future product candidates depend in part upon the performance of research under the supervision of Prof. Yair Reisner at the Weizmann Institute of Science. Currently, we hold a license with Yeda under the Research and License Agreement. We do not have day-to-day control over the activities of our licensor or collaborative partners and therefore, we face the risk that they may not fulfill their obligations to us. We also face the risk that our licensors and collaborators will not properly maintain and defend intellectual property rights licensed to us or our intellectual property rights. Further, our licensors and collaborators may encounter conflicts of interest, changes in business strategy or other business issues, or they may acquire or develop rights to competing products, all of which could limit our ability to commercialize our product candidates and affect our ability to generate product revenues.

Disagreements with our licensors or collaborators could require or result in litigation or arbitration, which could be time-consuming and expensive. If we fail to maintain our existing agreements or establish new agreements as necessary, we could be required to undertake development, manufacturing and commercialization activities solely at our own expense. This would significantly increase our capital requirements and may also delay the commercialization of our product candidates.

COMPETITION IN OUR INDUSTRY MAY NEGATIVELY IMPACT OUR RESULTS FROM OPERATIONS

Dr. Marc Hammerman at the Washington University in St. Louis has been active in developing kidney disease therapies based on transplanted embryonic kidney-precursor cells and has been granted two patents by the US Patent and Trademark Office in connection with this research. A British company, Intercytex Ltd., has licensed this technology and is sponsoring research in Dr. Hammerman's laboratory. The research being conducted by Dr. Hammerman may have a negative impact on our potential to develop our products. There are companies within the medical community that are researching procedures and medication to cure or slow the diseases that the organ transplantation is geared for. Specifically, there are numerous companies developing drugs or devices to slow down or halt the progression of kidney and liver disease, to treat diabetes and to care for genetic diseases. These companies are developing traditional chemical compounds, new biological drugs, cloned human proteins and other treatments which are likely to impact the markets which we are targeting. We are aware of two companies that have been involved in developing cell transplant technology.

In addition to the foregoing, we face the threat that large and established companies in the medical industry may enter the market at any time. In particular, if we are able to successfully penetrate the market, larger companies may see an opportunity for themselves. These companies may consist of substantially larger companies with greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. We also may compete with smaller, emerging companies. These companies may have larger, more established customer bases and other competitive advantages. We believe that competitors will be attracted to what we consider to be a niche market. Competition from existing or new competitors could substantially reduce our revenues.

RISKS RELATED TO OUR STOCK

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE OR WILL BE ELIGIBLE FOR SALE, INCLUDING THE 46,438,677 SHARES OF COMMON STOCK BEING REGISTERED PURSUANT TO THIS PROSPECTUS, WHICH, ASSUMING THE EXERCISE OF ALL OF OUR WARRANTS, WOULD REPRESENT 96.1% OF OUR TOTAL OUTSTANDING SHARES, COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE EVEN IF WE ARE SUCCESSFUL.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of April 20, 2004, we have outstanding warrants to purchase 27,202,495 shares and we are registering 46,438,677 shares of common stock pursuant to our prospectus. Assuming the exercise of all of our warrants, the shares being registered pursuant to this prospectus would represent 96.1% of our total outstanding.

WE HAVE ANTI-TAKEOVER PROVISIONS, WHICH COULD INHIBIT POTENTIAL INVESTORS OR DELAY OR PREVENT A CHANGE OF CONTROL THAT MAY FAVOR YOU.

Some of the provisions of our certificate of incorporation, our bylaws and Washington law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

OUR AUDITORS INCLUDED AN EXPLANATORY PARAGRAPH IN THEIR REPORT STATING THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND IF WE CANNOT OPERATE AS A GOING CONCERN, OUR STOCK PRICE WILL DECLINE AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

Our auditors included an explanatory paragraph in their report on our financial statements for the year ended July 31, 2003 which states that, due to recurring losses from operations since our inception, there is substantial doubt about our ability to continue as a going concern. Our financial statements for the three months ended October 31, 2003 do not include any adjustments that might result from our inability to continue as a going concern. These adjustments could include additional liabilities and the impairment of certain assets. If we had adjusted our financial statements for these uncertainties, our operating results and financial condition would have been materially and adversely affected.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we could receive funds upon exercise of the common stock purchase warrants held by the selling stockholders. We expect to use the proceeds received from the exercise of the common stock purchase warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since August 2002. Our symbol is "TSSR". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

----------------------------------------------------------------------------
                                                    High           Low
----------------------------------------------------------------------------
2004
----------------------------------------------------------------------------
First Quarter                                       $8.90          $1.44
----------------------------------------------------------------------------
2003
----------------------------------------------------------------------------
Fourth Quarter                                      $1.25          $0.98
----------------------------------------------------------------------------
Third Quarter                                       $1.25          $1.25
----------------------------------------------------------------------------
Second Quarter                                      $1.34          $1.25
----------------------------------------------------------------------------
First Quarter                                       $1.42          $0.67
----------------------------------------------------------------------------
2002
----------------------------------------------------------------------------
Fourth Quarter                                      $0.85          $0.15
----------------------------------------------------------------------------
Third Quarter                                       $0.51          $0.05
----------------------------------------------------------------------------

As of April 20, 2004, there were 26,305,195 shares of common stock outstanding.

As of April 20, 2004, there were approximately 105 stockholders of record of our common stock. This does not reflect those shares held beneficially or those shares held in "street" name.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; and

      o     state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

We were incorporated under the laws of the State of Washington on May 31, 2000. We develop, test and commercialize solid organ transplantation therapies based on an approach employing organ-specific precursor tissues. Our future approach involves harvesting embryonic mammalian tissue at the earliest stage at which stem cells commit to becoming organ-specific precursor tissues and transplanting them in target human organ systems. The optimal window for embryonic tissue transplantation was defined by Prof. Reisner's lab at the Weizman Institute. We entered into a Research and License Agreement with Yeda Research and Development Company Limited, which is located in Rehovot, Israel, whereby Yeda procures the performance of research at the Weizman Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology. We have a world wide license that shall expire in each country with respect to each product at the later of (i) the expiration of the patents covering such product in the country of sale, or (ii) 15 years from the date of receipt of FDA New Drug Approval in the United States for such product, or the equivalent in any other country in which the products are sold.

We are at development stage and devoting substantially all of its efforts toward conducting R&D activities, raising capital, conducting pursuing regulatory approval, recruiting personal and building infrastructure. Our former line of business was selling bit error testers. We do not intend to extend the license agreement we have entered into relating to bit error testers which expires in May 2004.

SIGNIFICANT TRANSACTIONS AND EVENTS

CHANGE IN OWNERSHIP AND AMENDMENT OF LICENSE

Effective September 4, 2003, Lance Rudelsheim, our former officer, director and majority shareholder, closed on a share purchase agreement with certain buyers pursuant to which the buyers, purchased 15,000,000 shares of the then outstanding 18,036,000 shares of common stock of our company for an aggregate purchase price paid to the individual seller of $10,000. In connection with the consummation of the transaction, Lance Rudelsheim resigned as President and sole director of our company and appointed Mr. Robert G. Pico as a director of our company and as our Chief Executive Officer. Also, in connection with the transaction, our principal executive offices were moved to the office of one of our shareholders at: "Toyota Towers" 65 Igal Alon Street, Tel-Aviv 67443 Israel. Our office was again relocated to 17 Hata'asia Street ,Or Yehuda 60212 Israel. In connection with the transaction, we amended our license agreement with Reach Technologies, Inc., in connection with our bit error rate tester line of business. The parties agreed that, in exchange for the forgiveness of the remaining promissory note of $10,299 and all accrued interest (approximately but not limited to $2,400) owed by us to Reach, we agreed to convert our license to sell bit error rate testers from an exclusive license to a worldwide non-exclusive license.

RESEARCH AND LICENSE AGREEMENT

On October 8, 2003, we entered into a Research and License Agreement with Yeda Research and Development Company Limited located in Rehovot, Israel. The agreement relates to the rights of our company to have the license from Yeda related to research conducted and to be conducted at the Weizmann Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology, and relates to an invention comprising methods of organ transplantation utilizing developing nephric tissue. The License granted to us shall expire in each country with respect to each product at the later of the following:

      o the expiration of the patents covering such product in the country of sale; or

      o 15 years from the date of receipt of FDA New Drug Approval (in the United States), or the equivalent in any other country in which the products are sold.

In addition, Yeda may terminate the Research and Licence Agreement if we are in breach thereof and Yeda may, at its option, terminate the Research and Licence Agreement, in whole or in part, or make it non-exclusive if we fail to reach certain commercialization and development goals as set out in the Research and License Agreement. Yeda is entitled to unilaterally amend the license so that it is non-exclusive or terminate the license in the event that we fail to achieve commercialization of at least one product within certain time limits, fail to commence various phases of clinical trials within certain time limits or fail to sell a product after certain milestones. Further, if we contest the validity of the patents, Yeda may terminate the license. In the event that Yeda would like to pursue sponsored research with respect to, or the commercialization of, a given product that would otherwise be subject to the Research and License Agreement that we have not already commenced developing, then Yeda may provide us with notice of its intention. Upon receipt of such notice, we will then have thee months to submit a product development program. If we do not submit such program, the license will be terminated with respect to said given product.

Prior to May 21, 2004, we must issue Yeda the following:

      o a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of our company immediately following the exercise of such warrant; and

      o a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of our company immediately following the exercise of such warrant.

However, we are still in discussions with Yeda with respect to the maximum number of shares of common stock that Yeda may exercise into. The amount of shares that each warrant is exercisable into may vary between 2,774,769 and 2,329,723 and 3,649,556 and 4,379,467 with respect to each warrant (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by us of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and us). The share amounts described above are adjusted to reflect the three for one split described below. Each such warrant shall be exercisable for a period beginning October 7, 2004 and ending at the later of the following:

      o one year following the termination of the Research and License Agreement; and

      o ten years after the date of signature of the Research and License Agreement and to have such further terms and conditions as shall be satisfactory to us and Yeda.

We also agreed to pay or have paid to Yeda the following:

      o with regard to the first year of the research period (commencing on April 9, 2003), we paid the amount of US $450,000 of which a non-refundable installment of US $450,000 was paid on December 23, 2003. This amount is in addition to the $450,000 paid to Yeda in connection with researched performed by Yeda during the first year; and.

      o with regard to the second and third years of the research period, respectively, an amount which shall be not less than US $900,000 and not more than US $1,000,000 per year to be determined by mutual agreement of the parties no later than 30 days prior to the commencement of the relevant year, in four equal three monthly non-refundable installments, payable in advance at the beginning of each three month period during such year.

If the parties fail to reach agreement within the time frame referred to above regarding the amount of the research budget payable for the second or third year of the research period (as the case may be), then the research budget for such year shall be US $900,000 and Yeda shall procure the performance of research for such reduced amount.

We have also agreed that within one year from the date of the Research and License Agreement, we will submit a development program to Yeda for its approval. We further undertakes to use our best efforts to commercialize the licensed products. We also agreed to pay Yeda a license fee as follows:

      o     $50,000 per year commencing on April 9, 2006;

      o 4% of net sales of all products covered by the Research and License Agreement;

      o 33% of all sublicense fees for all agreements entered into within one year of the Agreement; and

      o 16% of all sublicense fees for all agreements entered into after such one year period.

PLAN OF OPERATION

We have entered into a Research and License Agreement with Yeda Research and Development Company Limited located in Rehovot, Israel. The Research and License Agreement relates to the rights of us to have the license from Yeda related to research conducted and to be conducted at the Weizmann Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology. We will sponsor research in Prof. Reisner's laboratory for three years. Prof. Reisner's team is continuing the research of applications employing kidney precursor tissue as well as other potential organ precursors. Following optimization in murine models, Prof. Reisner plans to begin experiments implanting kidney precursor tissues harvested from human and pig embryos into pigs and monkeys. This will allow scientists to monitor the growth of precursor tissues in a large animal, to develop appropriate surgical techniques, to optimize the amount of tissue transplanted and to determine the most suitable use of immunosuppressive drugs. We will initially seek approval through pre-clinical development in Israel and/or Europe. In the next 12 months, we do not expect a significant increase in the number of employees and we do not expect the purchase or sale of significant plant or equipment.


RESULTS OF OPERATIONS - FISCAL QUARTER ENDED JANUARY 31, 2004 COMPARED TO THE FISCAL QUARTER ENDED JANUARY 31, 2003

REVENUES AND COSTS OF GOODS SOLD

We are in a development stage and, therefore, have no revenues and cost of goods sold.


OPERATING EXPENSES

Operating expenses for the quarter ended January 31, 2004 amounted to $1,264,030. These expenses reflect the commencement of our development stage operations. The research and development expenses amounted to $312,561. The most significant research and development expense was related to research and development activities performed by Yeda in the amount of $280,328. Expenses related to the issuance of warrants granted in consideration of entering into the Research and License Agreement amounted to $836,249, which was primarily attributable to the warrant granted to Yeda. We had general and administrative expenses totaling $115,220. The general and administrative expenses were attributed mainly to our legal expenses and directors and officers insurance. We did not have operating expenses for the quarter ended January 31, 2003.

(LOSS) FROM DISCONTINUED OPERATIONS OF A SEGMENT OF A BUSINESS

As a result of the discontinuance of our activities related to selling a bit error rate tester, used for the integrity and reliability of communication channels, we had a Loss of $12,043 in the quarter ending January 31, 2003. Such activity did not exist in the quarter ending January 31, 2004.


NET LOSS

AS A RESULT OF THE ABOVE ACTIVITIES, WE INCURRED A NET LOSS OF $1,264,685 FOR THE SIX MONTHS ENDING JANUARY 31, 2004, AS COMPARED TO A NET LOSS OF $12,043 FOR THE PERIOD ENDING JANUARY 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

Our cash and cash equivalents were $600,655 as of January 31, 2004, compared to none as of January 31, 2003. This increase is attributed to funds received on account of a private placement that we conducted (see note 6 of the financial statement). We had a working capital of $626,012 as of January 31, 2004, compared to none as of January 31, 2003. We plan to continue to finance our operations through a combination of private placements of our securities, stock issuances, debt issuances, mutual development with possible milestone license payments and research and development programs. There are no assurances, however, that we will be successful in obtaining an adequate level of financing required for the long-term development and commercialization of our planned products.

                                    BUSINESS

GENERAL

We were incorporated under the laws of the State of Washington on May 31, 2000. We have recently entered into a research and development agreement with a research facility that is developing transplantation organ technology. The Research and License Agreement with Yeda Research and Development Company Limited, which is located in Rehovot, Israel, provides us with a worldwide, exclusive license from Yeda to manufacture, develop and sell products for solid organ transplantation from embryonic tissue based on the academic research of Prof. Yair Reisner of the Department of Immunology at the Weizmann Institute of Science. Our former business involved the sale of bit error testers pursuant to a license agreement with Reach Technologies. This license expires in May 2004 and we are not actively pursuing this business line.

ORGAN TRANSPLANTATION

GENERAL

The Research and Licence Agreement entered into with Yeda provides us with the right to manufacture, develop and sell products for solid organ transplantation from embryonic tissue based on academicresearch conducted at the Weizmann Institute of Science. under the supervision of Prof. Yair Reisner of the Department of Immunology in accordance with an agreed research plan and budget that are annexed to the Research and License Agreement. We believe, although we cannot provide assurances, that this technology will provide an alternative to current organ transplantation and provide therapies for a number of unmet medical needs in large markets. Yeda, which engages in the commercial exploitation of inventions and other research results arrived at by scientists at the Weizmann Institute, has submitted a patent application to the United Stated Patent and Trademark Office with respect to the invention.

ABOUT THE TECHNOLOGY

Technology regarding the development of stem cells from early human embryos or adults is being researched and developed as a source of early stage cells that could be isolated, grown in culture and used to replace tissues impaired by many devastating diseases. Embryonic stem cells were viewed as a new source of tissue that could be used to replace cells or tissues that are damaged or destroyed by various diseases. However, scientists have not been able to overcome the difficulties involved in replicating nature and controlling the growth and differentiation of stem cells in the laboratory.

During embryonic development, a certain point is reached when cells "commit" to a particular organ-specific development lineage. Our approach is to identify and harvest fetal tissue at the earliest point at which it makes this commitment. Tissues are transplanted in the recipient intact, without the need for isolating, culturing, growing or genetically-engineering them.

Prof. Reisner and his team of scientists have discovered that when kidney precursor tissues are harvested too early the tissue will grow into a disorganized mass. Further, when the tissue is harvested too late, it provokes an immune-system response. Thus, the particular window of time for harvesting of kidney-committed precursor tissue was identified such that, when implanted into a recipient animal it not only regenerated into a functional kidney that integrated with the host's vasculature, but provoked a reduced immune response. We believe that the advantages of this technology include a reduced requirement for long-term immunosuppressive therapy, with an accompanying decrease in cost and side-effects.

Implanting healthy embryonic tissue into humans, that will mature and produce missing proteins, is believed to be a therapy for many diseases where a specific protein is not being produced in sufficient quantities (i.e. type I diabetes, hemophilia, etc.). Ideally, human embryonic tissue would be used for treating diseased human patients. However, in some countries, most notably the United States, there are objections on ethical grounds to using tissue from aborted embryos. Furthermore, pigs may be a preferred source of tissue for certain clinical applications. Pigs can be raised in controlled environments and typically gestate five to ten embryos in each pregnancy. Embryonic porcine tissue can be made available as needed. Human tissue produces human proteins that may have a better therapeutic potential than porcine tissue that produces somewhat different proteins. In treating some diseases, these differences may be significant.

We believe that the use of early organ-committed tissues may be appropriate for treating many serious diseases. We believe initial targets include hemophilia, liver cirrhosis and other liver-related genetic deficiencies, diabetes, and end-stage renal failure. Our company, through our license agreement with Yeda, intends to provide a solution for patients waiting for organ transplants that will reduce the need for long term use of immunosuppressive drugs and reduce the need for minimally invasive surgical procedures that are normally associated with transplants. Further, our company believes that these advantages will result in savings in healthcare expense in the whole transplant industry. For example, kidney patients will not require years of expensive dialysis treatment while waiting for an appropriate transplant organ, tissue matching will be unnecessary, surgery and hospital costs will be cut significantly and the long term use of expensive immunosuppressive drugs will be reduced. We understand there are many regulatory approvals that will be needed before the above can be put into place.

PLAN OF OPERATION

We have entered into a Research and License Agreement with Yeda Research and Development Company Limited located in Rehovot, Israel. The Research and License Agreement relates to the rights of us to have the license from Yeda related to research conducted and to be conducted at the Weizmann Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology in accordance with a defined research plan and budget. We will sponsor research in Prof. Reisner's laboratory for three years. Prof. Reisner's team is continuing the research of applications employing kidney precursor tissue as well as other potential precursors. Following optimization on murine models, Prof. Reisner's team is continuing the research of applications employing kidney precursor tissue and other organ precursor tissue. Prof. Reisner plans to begin experiments implanting kidney and other organ precursor tissues harvested from human and pig embryos into pigs and monkeys. This will allow scientists to monitor the growth of precursor tissues in a large animal, to develop appropriate surgical techniques, to optimize the amount of tissue transplanted and to determine the most suitable use of immunosuppressive drugs. We will initially seek approval through pre-clinical development in Israel and/or Europe.

THE LICENSE

On October 8, 2003, we entered into the Research and License Agreement with Yeda whereby we received a license from Yeda to develop, market and sell products for solid organ transplantation from embryonic tissue developed by at the Weizmann Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology. The License granted to our company shall expire at the later of the following:

      o     the expiration of the patents in the country of sale; or

      o 15 years from the date of receipt of FDA New Drug Approval (in the United States), or the equivalent in any other country in which the products are sold.

In addition, Yeda may terminate the Research and License Agreement if we are in breach thereof and Yeda may, at its option, terminate the Research and License Agreement, in whole or in part, or make it non-exclusive if we fail to reach certain commercialization and development goals as set out in the Research and License Agreement. Yeda is entitled to unilaterally amend the license so that it is non-exclusive or terminate the license in the event that we fail to achieve commercialization of at least one product within certain time limits, fail to commence various phases of clinical trials within certain time limits or fail to sell a product after certain milestones. Further, if we contest the validity of the patents, Yeda may terminate the license. In the event that Yeda would like to pursue sponsored research with respect to or, the commercialization of a given product that would otherwise be subject to the Research and License Agreement, that we have not already commenced developing, then Yeda may provide us with notice of its intention. Upon receipt of such notice, we will then have thee months to submit a product development program. If we do not submit such program, the license will be terminated with respect to the product that Yeda intends to develop.

Prior to May 21, 2004, we must issue Yeda the following:

      o a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of our company immediately following the exercise of such warrant; and

      o a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of our company immediately following the exercise of such warrant.

However, we are still in discussions with Yeda with respect to the maximum number of shares of common stock that Yeda may exercise into. The amount of shares that each warrant is exercisable into may vary between 2,774,769 and 2,329,723 and 3,649,556 and 4,379,467 with respect to each warrant (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by us of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and us). The share amounts described above are adjusted to reflect the three for one split described below. Each such warrant shall be exercisable for a period beginning October 7, 2004 and ending at the later of the following:

      o one year following the termination of the Research and License Agreement; and

      o ten years after the date of signature of the Research and License Agreement and to have such further terms and conditions as shall be satisfactory to Yeda and our company.

We also have agreed to or have paid to Yeda the following:

      o with regard to the first year of the research period (commencing on April 9, 2003), we paid the amount of US $450,000 of which a non-refundable installment of US $450,000 was paid on December 23, 2003. This amount is in addition to the $450,000 paid to Yeda in connection with researched performed by Yeda during the first year; and

      o with regard to the second and third years of the research period, respectively, an amount which shall be not less than US $900,000 and not more than US $1,000,000 per year to be determined by mutual agreement of the parties no later than 30 days prior to the commencement of the relevant year, in four equal three monthly non-refundable installments, payable in advance at the beginning of each three month period during such year.

If the parties fail to reach agreement within the time frame referred to above regarding the amount of the research budget payable for the second or third year of the research period, then the research budget for such year shall be US $900,000 and Yeda shall procure the performance of research for such reduced amount.

We have also agreed that within one year from the date of the Research and License Agreement, we will submit a development program to Yeda for its approval. We further undertakes to use our best efforts to develop, market and sell the licensed products. We also agreed to pay Yeda a license fee of

      o     $50,000 per year;

      o 4% of net sales of all products covered by the Research and License Agreement;

      o 33% of all sublicense fees for all agreements entered into within one year of the Agreement; and

      o 16% of all sublicense fees for all agreements entered into after such one year period.

INDUSTRY

There are numerous companies developing drugs or devices to slow down or halt the progression of kidney and liver disease, to treat diabetes and to care for genetic diseases. These companies are developing traditional chemical compounds, new biological drugs, cloned human proteins and other treatments, which are likely to impact the markets which we are targeting.

There are a number of companies developing cell therapies. Among them, there are those that are using genetically-engineered, non genetically-engineered cells, fetal cells, adult cells, progenitor cells, mature cells, human cells and non-human cells. We are aware of two companies that have been involved in fetal porcine cell transplant. Alexion Pharmaceuticals was developing fetal porcine cell treatments. Alexion's annual report states that is looking for a corporate partner and is no longer investing in their cell therapy program. Diacrin, Inc. was active in developing fetal porcine cell therapies for liver and cardiac applications. Diacrin had begun phase I studies for a number of applications. It showed positive phase I results for a Parkinson's disease therapy but failed to show convincing phase II results. In April, Diacrin announced its intention to merge with GenVec, Inc. and it is not clear which, if any, of the porcine cell therapies will be continued.

There are a number of companies using adult stem cells or adult precursor cells. These companies must first isolate the adult stem cells from surrounding tissue and then grow them in culture in order to arrive at the number of cells required for therapeutic use. Growing adult stem cells generally requires the extensive use of growth factors or genetic engineering techniques. Some of these companies have had moderate success developing cell therapies (e.g. Genzyme's Carticel for knee cartilage repair) although they have not yet been able to engineer a functional organ structure.

Dr. Marc Hammerman at the Washington University in St. Louis has been active in developing kidney disease therapies based on transplanted embryonic kidney-precursor cells. A British company, Intercytex Ltd., has licensed this technology and is sponsoring research in Dr. Hammerman's laboratory. Tissera's management believes Dr. Hammerman's research and technology, as well as any patent Dr. Hammerman is granted, may adversely impact our business.

EMPLOYEES

We currently only have two executive officer and no day to day employees. We are currently managed by Dr. Vicki Rabenou and Alex Werber our CEO and CFO, respectively. Dr. Uri Elmaleh serves as our V.P. of Medical and Regulatory Affairs. Pinny Rabenou, the brother of Dr, Vicki Rabenou, our CEO and a director, is currently serving as our V.P. of Corporate Finance. We have also have an employment arrangement with Yaron Sagi, a shareholder of our company. We currently use consultants, attorneys and accountants as necessary. If we hire employees a portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.

DESCRIPTION OF PROPERTIES

We are headquartered at 17 Hata'asia Street, Or Yehuda 60212, Israel where we occupy 2,000 square feet of office space. We believe that this facility is generally suitable and adequate to accommodate our current operations and that such facility is adequately insured. We have also entered into a rent free lease with Pinny Rabenou, the brother of Dr. Vicki Rabenou, our CEO and a director, to rent office space at 8 Bayview Road, Irvine, California 92614.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of nor has any knowledge of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors hold office until the annual meeting of shareholders next held after their election. Our officers and directors as of April 21, 2004 are as follows:

-------------------------------------------------------------------------------
        NAME              AGE                   POSITION
-------------------------------------------------------------------------------
Dr. Vicki Rabenou         43    Chief Executive Officer and Director of
                                Tissera, Inc. and Tissera Israel Ltd.
-------------------------------------------------------------------------------
Alex Werber               48    Chief Financial Officer of Tissera, Inc.
-------------------------------------------------------------------------------
Robert G. Pico            58    Director of Tissera, Inc.
-------------------------------------------------------------------------------
Meir Segev                50    Director of Tissera, Inc.
-------------------------------------------------------------------------------

Dr. Vicki Rabenou serves as the CEO and director of our company and Tissera Israel Ltd., our wholly-owned subsidiary. Since 2001, Dr. Rabenou has served as a director, President and CEO of Biomedical Incubator Rad-Ramot a biomedical company located in Israel. From 1999 to 2000, Dr. Rabenou served as the founder and CEO of SearchLINC Inc., where she developed and marketed a videoconferencing network for human resource applications. From 1994 to 1999, Dr. Rabenou was the co-founder and a director of VCON Ltd. a video conferencing company. Dr. Rabenou graduated in 1990 from Hadassah Medical School in Jerusalem where she studied medicine and practiced obstetrics and gynecology. In addition, Dr. Rabenou also studied towards a M.Sc. in immunology and a B.Sc. in biology and animal studies from Hebrew University.

Alex Werber serves as our Chief Financial Officer. From August 2002 to the present, Mr. Werber has worked as a financial services consultant where he has provided a wide range of outsourced financial services. In addition, since September 2000 Mr. Werber has served as the Audit Committee Chairman of the Board of Directors of Crow Technologies Ltd., a manufacturer of security products. From October 2001 to August 2002, Mr. Werber was the Chief Financial Officer of CTMotion Ltd. a developer and deplorer of mobile internet and location-based services. In addtion, Mr. Werber served as a business developer for Nokrom Technologies, which specializes in retain financial services, insurance and telecommunications sectors. From November 1996 to March 2000, Mr. Werber served as the Vice President of Finance for Vcon Telecommunications, a developer and manufacturer of video conferencing systems. Mr. Werber is a Certified Public Accountant and received his Bachelor of Arts in Economics and Accountancy from Tel Aviv University and did his post graduate study in Accounting at Tel Aviv University.

Mr. Pico, since joining TranSwith Corporation in 1989, has held several top management positions at TranSwitch, a publicly traded Nasdaq corporation, including director of business operations, vice president of sales and vice president of business development. Mr. Pico is currently the vice president of business development at TranSwitch Corporation. Mr. Pico sits on the board of IC4IC , TeraOP, SOSI and is an advisor for Accordion Networks and Optix Networks. In 1966, Mr. Pico received a BSEE from the University of Hartford, in 1972 he received an MS in Physics from Trinity College and in 1981 he completed all the course work for an MBA from the University of Hartford.

Meir Segev is a director of our company. Meir Segev was appointed as a director of Pluristem Inc. on March 18, 2003 and also serves as the Chief Executive Officer of ISC Holdings Ltd. Mr. Segev graduated from University of Haifa and received his Bachelor of Arts degree in political science in 1997. From 1997 to 2002, Mr. Segev served as the Headquarters Division Head of Shabak, the Israel Security Agency. He was primarily responsible for the management and strategic planning of resources and budget for the entire Headquarters Division of Shabak.

CODE OF ETHICS

We adopted a Code of Ethics for its officers, directors and employees. A copy of the Code of Ethics is attached hereto as an exhibit.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more then 10 percent of our Common Stock, to file with the SEC the initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for such reports have been established by the Commission and is required to disclose any failure to file reports by such dates during fiscal 2003. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the fiscal year ended July 31, 2003, there was no failure to comply with Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders.

                             EXECUTIVE COMPENSATION

The following table provides summary information for the years 2001, 2002 and 2003 concerning cash and noncash compensation paid or accrued by us to or on behalf of the president and the only other employee(s) to receive compensation in excess of $100,000.

                                  SUMMARY COMPENSATION TABLE

                                                              Long Term Compensation
                                                         ---------------------------------
                              Annual Compensation          Awards                 Payouts
                           ----------------------------  ---------------------------------
                                                Other    Securities
                                                Annual    Restricted     Under-
Name and                                        compen-    Stock        lying       LTIP     All Other
Principal                  Salary    Bonus      sation     Awards      Options/    Payouts     Compen-
Position           Year     ($)       ($)        ($)         ($)       SARs (#)      ($)     sation ($)
-------------------------------------------------------------------------------------------------------
Lance              2001     --        --         --           --         --           --       $12,000*
Rudelsheim         2002     --        --         --           --         --           --       $12,000*
                   2003     --        --         --           --         --           --       $12,000*
President,
Secretary,
and Director**

* This is a non cash item and accounted for as donated capital in the financial statements

** Mr. Rudelsheim resigned as President, Secretary and Director on September 18, 2003.

COMPENSATION OF DIRECTORS

Each of our directors each received 270,540 warrants which vest at the rate of 22,545 shares of common stock every three months during the terms of the warrants. However, in the event that the directors are removed from office, the warrants are immediately vested and exercisable for one year. The warrants are exercisable at $1.00 per share. In addition, we also compensate our directors for each meeting attended in the amount of $750 plus expenses if traveling abroad. There is no plan in place at this time for our directors to be further compensated.

OPTIONS/SARS GRANTS DURING LAST FISCAL YEAR

During the fiscal year ended July 31, 2003, no executive officer or director were granted options to purchase shares of common stock. However, each of our directors each received 270,540 warrants which vest at the rate of 22,545 shares of common stock every three months during the terms of the warrants. The warrants are exercisable at $1.00 per share.

EXECUTIVE EMPLOYMENT AGREEMENTS

We have entered into an employment agreement with Dr. Vicki Rabenou, our CEO. The employment agreement provides Dr. Rabenou with $144,000 per annum in compensation. We have signed a letter agreement with Alex Werber which provides that we must pay Mr. Werber 15,000 shekels per months while part time and 30,000 for full time. Mr. Werber has also been issued a warrant to purchase 100,000 shares of common stock at an exercise price of $.30 per share. We have entered into an employment agreement with Dr. Uri Elmaleh, our V.P. of Medical and Regulatory Affairs. The agreement provides that we must pay him 35,000 shekels per months as well as provide him with a car and phone allowance. We also granted Dr. Elmaleh a warrant to purchase 280,000 shares of common stock at $.30 per share. The Board of Directors has approved the entering into an agreement with Pinny Rabenou to serve as the V.P. of Corporation Finance. Mr. Rabenou is the brother of Dr. Vicki Rabenou, our CEO and a director. Upon entering into a definitive agreement, Mr. Rabenou will be issued a warrant to purchase 280,000 shares of common stock as well as an aggregate of 250,000 shares of common stock that will be issued on a varying monthly basis. For services rendered to date, we have issued 30,000 shares of common stock to Mr. Rabenou. We have a consulting arrangement with Mr. Yaron Sagi. Mr. Sagi, a shareholder of our company, in exchange for serving in an administrative capacity, received a warrant to purchase 100,000 shares of common stock. We currently have no other employment agreements in place with any officers of our company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of our company, and no owner of five percent or more of our outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000 except as set forth below.

Other than the $12,000 recorded each year as consulting fees and returned to us in the form of donated capital and the 5,000,000 shares issued to Mr. Rudelsheim in exchange for $10,000 upon our inception, there has been nothing of value (including money, property, contracts, options, or rights of any kind) received or to be received by Mr. Rudelsheim, directly or indirectly, from our company. We have not received any other assets, services or other consideration as a result. We arbitrarily determined the price of the shares issued to Mr. Rudelsheim.

Meir Segev and Robert G. Pico, our directors, each received 270,540 warrants which vest at the rate of 22,545 shares of common stock every three months during the terms of the warrants. The warrants are exercisable at $1.00 per share. In the event that either of the directors are removed, the warrant shall vest and shall be exercisable for a period of one year.

We granted Dr. Vicki Rabenou a stock option to purchase 2,267,046 shares of common stock.. The Stock Options are exercisable at $0.30 per share on a cashless basis. The Stock Options vest and become exercisable in 36 equal monthly installments starting on April 1, 2004 in which the first six installment shall be vested and exercisable. The additional 30 installments shall then become vested over a 30 month period. The Stock Options expire (5) years after the date they vest and become exercisable, but in any case not later than twelve (12) months after termination of the reporting person's employment agreement. In the event that Dr. Rabenou is terminated, the warrant shall fully vest and shall be exercisable for a period of one year. In consideration for Dr. Rabenou's efforts in obtaining financing for our company in the amount of $5,500,000 in March 2004, the Board of Directors granted a bonus in the amount of $110,000 to Dr. Rabenou. In addition, Dr. Rabenou receives a salary of $144,000 per year.

Alex Werber, our CFO, was granted 100,000 stock options that are exercisable at $0.30 per share on a cashless basis. The Stock Options vest and become exercisable in 36 equal monthly installments of 2,778. The Stock Options expire
(5) years after the date they vest and become exercisable, but in any case not later than six (6) months after termination of the reporting person's employment. In the event that Mr. Werber is terminated, the warrant shall vest and shall be exercisable for a period of one year. We have signed a letter agreement with Alex Werber which provides that we must pay Mr. Werber 15,000 shekels per month while part time and 30,000 for full time.

We have entered into an employment agreement with Dr. Uri Elmaleh, our V.P. of Medical and Regulatory Affairs. The agreement provides that we must pay him 35,000 shekels per months as well as provide him with a car and phone allowance. We also granted Dr. Elmaleh a warrant to purchase 280,000 shares of common stock at $.30 per share. The Board of Directors has approved the entering into an agreement with Pinny Rabenou to serve as the V.P. of Corporation Finance. Mr. Rabenou is the brother of Dr. Vicki Rabenou, our CEO and a director. Upon entering into a definitive agreement, Mr. Rabenou will be issued a warrant to purchase 280,000 shares of common stock and an aggregate of 250,000 shares of common stock which will be issued on a varying monthly basis. For services rendered to date, we have issued 30,000 shares of common stock to Mr. Rabenou. We have an employment arrangement with Mr. Yaron Sagi. Mr. Sagi, a shareholder of our company, in exchange for serving in an administrative capacity, received a warrant to purchase 100,000 shares of common stock at an exercise price of $.30 per share. Further, Mr. Sagi receives a salary of 25,000 new Israeli shekels per month plus use of a company car and cellular phone.

In consideration for Dr. Rabenou's efforts in obtaining financing for our company in the amount of $5,500,000 in March 2004, the Board of Directors granted a bonus in the amount of $110,000 to Dr. Rabenou.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 20, 2004

      o by each person who is known by us to beneficially own more than 5% of our common stock;

      o     by each of our officers and directors; and

      o     by all of our officers and directors as a group.

Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

------------------------------------------------------------------------------------------------
                      Name and Address of
  Title of Class      Beneficial Owner               Amount of Shares(2)    Percent of Class(2)
------------------------------------------------------------------------------------------------
Common Stock          Robert G. Pico**                    100,000(3)               *%
                      3 Field Drive
                      Woodbridge, CT 06525

------------------------------------------------------------------------------------------------
Common Stock          Dr. Vicki Rabenou**                 485,682(4)            1.85%
                      17 Hata'asia Street
                      Or Yehuda 60212
                      Israel
------------------------------------------------------------------------------------------------
Common Stock          Alex Werber**                        25,000(5)               *
                      17 Hata'asia Street
                      Or Yehuda 60212
                      Israel
------------------------------------------------------------------------------------------------
Common Stock          Meir Segev**                        100,000(3)               *%
                      17 Hata'asia Street
                      Or Yehuda 60212
                      Israel
------------------------------------------------------------------------------------------------
Common Stock          All officers and directors as a     710,682               2.70%
                      group
------------------------------------------------------------------------------------------------
Common Stock          Efraim Sagi                         879,000(1)            3.34%(1)
                      11 Balaban St.
                      Holon 58802 Israel

------------------------------------------------------------------------------------------------
Common Stock          Ariel Malik                         849,000(1)            3.23%(1)
                      20 Yoshpe St.
                      Hod Hasharon
                      45055 Israel
------------------------------------------------------------------------------------------------
Common Stock          Sara Allalouf                       792,600(1)            3.01%(1)
                      6 Hadassa St
                      Tel Aviv 64513 Israel

------------------------------------------------------------------------------------------------
Common Stock          Ori Ackerman                      1,350,000(1)            5.13%(1)
                      Moshav Rakefet
                      Doar Na Misgav
                      20175, Israel

------------------------------------------------------------------------------------------------
Common Stock          Yaron Sagie                       1,840,000(1)            6.99%(1)
                      9B Haalia Hashnia st.
                      Ramat Gan, Israel

------------------------------------------------------------------------------------------------
Common Stock          Shoshana Stolero                  1,710,000(1)            6.50%(1)
                      7 Freishman St Holon
                      58532, Israel

------------------------------------------------------------------------------------------------
Common Stock          Gal Sagi                          1,650,000(1)            6.27%(1)
                      c/o Abramovich, Yosef, Hakim
                      "Toyota Towers"
                      65  Igal  Alon St. Tel-Aviv
                      67443 Israel

------------------------------------------------------------------------------------------------
Common Stock          Notzgan Orgal                       870,000(1)            3.31%(1)
                      26 Hachashmonaim St.
                      Pardes Hana, Israel

------------------------------------------------------------------------------------------------
Common Stock          Sharon Loar                       1,620,000(1)            6.16%(1)
                      27 Alexander Penn
                      Tel Aviv, Israel 69641

------------------------------------------------------------------------------------------------
Common Stock          Yacov Livne                       1,710,000(1)            6.50%(1)
                      8 Hachavazelet Street
                      Petach Tikva, Israel
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                      Name and Address of
  Title of Class      Beneficial Owner               Amount of Shares(2)    Percent of Class(2)
------------------------------------------------------------------------------------------------
Common Stock          Yoram Allalouf                    1,080,000(1)            4.11%(1)
                      26 Belize Square
                      London, NW34HU UK

------------------------------------------------------------------------------------------------
Common Stock          Yael Zucker                       1,740,000(1)            6.61%(1)
                      28 Belize Park
                      London NW34DX UK

------------------------------------------------------------------------------------------------
Common Stock          Avi Abramovich Trust Company        459,600(1)            1.75%(1)
                      Ltd.
                      65 Yigal alon St.
                      Tel Aviv 67443  Israel
------------------------------------------------------------------------------------------------
Common Stock          Yari Reisner                      1,775,852(6)            6.32%(1)
                      P.O. Box 95
                      Rehovot 76100 Israel
------------------------------------------------------------------------------------------------

* Less than 1% of the outstanding common stock.

** Executive officer and/or director.

(1) Is considered to be a member of a group (the "Group") within the meaning of
Section 13(d)(3) of the Securities Exchange Act, which such group, pursuant to various stock purchase agreements, acquired an aggregate of 16,450,200 shares or 62.54% of our outstanding shares. The members of the group have not entered into any agreement relating to the acquisition, disposition or voting of such shares.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days as of April 20, 2004. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on April 20, 2004 any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of April 20, 2004, we had 26,305,195 shares of common stock outstanding.

(3) Received a warrant to purchase 270,540 shares of common stock, of which 100,000 are currently vested.

(4) We granted Dr. Vicki Rabenou a stock option to purchase 2,267,046 shares of common stock. of which 485,682 are currently exerciable.

(5) We granted a warrant to purchase 100,000 shares of common stock to Mr. Werber. Currently, 25,000 shares of common stock have vested in connection with the warrant.

(6) Yair Reisner was granted two warrants to purchase 1,775,852 shares, which vested immediately, and 443,963 shares, which vests one year from the date of entering into the agreement with our company.

                   DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, par value $.0001. As of April 20, 2004, there were 26,305,195 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

We are authorized to issue up to 20,000,000 shares of preferred stock, par value $.0001 per shares. As of April 20, 2004, there were no shares of preferred stock outstanding. The board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The preferred stock, if and when issued, may carry rights superior to those of the common stock.

We do not have any plans to issue any shares of preferred stock. However, we consider it desirable to have one or more classes of preferred stock to provide us with greater flexibility in the future in the event that we elect to undertake an additional financing and in meeting corporate needs that may arise. If opportunities arise that would make it desirable to issue preferred stock through either public offerings or private placements, the provision for these classes of stock in our certificate of incorporation would avoid the possible delay and expense of a stockholders' meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock would result, however, in a series of securities outstanding that may have certain preferences with respect to dividends, liquidation, redemption, and other matters over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right that may be attached to the preferred stock may also result in the dilution of the net income per share and net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. As a result, it is not possible at this time to determine the respects in which a particular series of preferred stock will be superior to our common stock. The board of directors does not have any specific plan for the issuance of preferred stock at the present time and does not intend to issue any such stock on terms which it deems are not in our best interest or the best interests of our stockholders.

COMMON STOCK PURCHASE WARRANTS

We currently have 27,202,495 common stock purchase warrants outstanding. The common stock purchase warrants are each exercisable into one share of common stock at the holder's option at various exercise prices and for various periods of duration.

TRANSFER AGENT

Our transfer agent is First American Stock Transfer Company, Inc. Their address is 706 East Bell Road, Suite 202, Phoenix, AZ 85022 and their telephone number is 602-485-1346.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the general corporate law of the State of Washington, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.


The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. We have been advised that under the rules and regulations of the NASD, any such broker-dealers may not receive discounts, concessions or commissions in excess of 8% in connection with the sale of any securities being registered hereunder. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                              SHARES BENEFICIALLY OWNED                            SHARES BENEFICIALLY OWNED
                                           -------------------------------                        ---------------------------
                                              PRIOR TO THE OFFERING(1)                                AFTER THE OFFERING(2)
                                                                                     TOTAL
                                                                                     SHARES
            NAME                                 NUMBER        PERCENT             REGISTERED     NUMBER            PERCENT
---------------------------------             ------------     -------             ----------     ------            -------
Ilana Nehoray                                 1,030,000(3)      3.92%               1,030,000       -0-              0.00%
38 Hahoresh St
Karmiel 21711 Israel

Ruth Karasik                                    128,000(4)      *                     128,000       -0-              0.00%
4/16 Asyfan St
Ra'anana, 43727, Israel

Michael Ron                                      80,000(5)      *                      80,000       -0-              0.00%
49 Tegore St, Apt. 9
Tel Aviv 69203, Israel

Aaron Reinman                                    80,000(5)      *                      80,000       -0-              0.00%
15 Bialik St
Qiryat Ono, 55000, Israel

Avishy Reinman                                   80,000(5)      *                      80,000       -0-              0.00%
15 Bialik St
Qiryat Ono, 55000, Israel

Yosef Solt                                       80,000(5)      *                      80,000       -0-              0.00%
76  Pashosh St
Atzmon 20170, Israel

Hirsch Wolf                                     960,000(6)      3.65%                 960,000       -0-              0.00%
1178 East 9th St
Brooklyn, NY 11230

Mordechai Friedman                               80,000(5)      *                      80,000       -0-              0.00%
3 Marckus St
Herzelia 46682, Israel

Dahav Financial Systems Ltd.                    160,000(7)      *                     160,000       -0-              0.00%
77 Ben Gurion Avn
Tel Aviv, Israel

Shlomo Shmuelov                                 192,000(8)      *                     192,000       -0-              0.00%
221 Yuvalim
Yuvalim 20142, Israel

GlenRock Israel Ltd.                            640,000(9)      2.82%                 640,000       -0-              0.00%
27 Yoav St. Tel Aviv 69081, Israel

Eliahu Ben Amram                                 80,000(5)      *                      80,000       -0-              0.00%
14 Dudaim St. Herzelia 46419, Israel

Yair Levinstein                                 48,000(10)      *                      48,000       -0-              0.00%
P.O.B. 1120 Bustan Hagalil, 25213 Israel

Meir Raviv                                     320,000(11)      1.22%                 320,000       -0-              0.00%
131 Einstein St, Haifa 34601, Israel

Benida Corporation Inc.                        320,000(11)      1.22%                 320,000       -0-              0.00%
Maienfelderstrasse 11, P.O. Box 194, CH
- 7310 Bad Ragaz, Switzerland

Carolyn Roiter                                 320,000(11)      1.22%                 320,000       -0-              0.00%
1530-52 St, Brooklyn, New York 11219

                                                                                                    -0-              0.00%
Coburn Investments Limited                      48,000(10)      *                      48,000
P.O. box 3161, Road Town, Tortola,
British Virgin Islands

Vicent Park Holding                             160,000(7)      *                     160,000       -0-              0.00%
Tudor House, Llanvanor Road, Finchley
Road, London NW2 2AQ, UK

Rivka Wasserman                                 60,800(12)      *                      60,800       -0-              0.00%
5-a Panim Meirot st. Jerusalem 94423,
Israel

Yaacov Fuchs                                    96,000(13)      *                      96,000       -0-              0.00%
P.O. Box 3, Bnei-Brak 51100, Israel

Paul Konstam                                    16,000(14)      *                      16,000       -0-              0.00%
4007 15th Ave, Brooklyn, NY, 11218

Itzchak Matityahu Weinberg                      16,000(14)      *                      16,000       -0-              0.00%
28 Ezrat Thora St. Jerusalem 95320,
Israel

Mordechai Layfer                                32,000(15)      *                      32,000       -0-              0.00%
6 Hana St. Jerusalem, Israel

Haim Tirer                                      64,000(16)      *                      64,000       -0-              0.00%
13 Ba'alei Melacha Bnei Brak, Israel

Moshe Heller                                    64,000(16)      *                      64,000       -0-              0.00%
26 Bar Ilan, Jerusalem, Israel

Shlomo Elimelech Greenfeld                      16,000(14)      *                      16,000       -0-              0.00%
26 Bar Ilan, Jerusalem, Israel

Moshe Yosef Halpern                             32,000(15)      *                      32,000       -0-              0.00%
25 Igrot Moshe, Beitar Ilit, Israel
Kepler Yitzchak                                 25,600(16)      *                      25,600       -0-              0.00%
31 Sfat Emet, Bet Shemesh, 99565, Israel

Chaz Mayersohn                                  32,000(15)      *                      32,000       -0-              0.00%
P.O. Box 57089, Jerusalem, Israel

Naftali Menachem Weiss                          16,000(14)      *                      16,000       -0-              0.00%
1, Sanhedrin st. Jerusalem, Israel

Avraham Shechter                                32,000(15)      *                      32,000       -0-              0.00%
11, evyatar hacohen st. Jerusalem, Israel

Menachem Mendel Dryman                          44,800(17)      *                      44,800       -0-              0.00%
29/7 Harav Levin st. Ashdod, Israel

Shmuel Greenwald                                32,000(15)      *                      32,000       -0-              0.00%
18, Abramsky st. Jerusalem, Israel

Abraham B. Simcha                               48,000(10)      *                      48,000       -0-              0.00%
31, Eli Hacohen st. Jerysalem, Israel

Yeshayahu Shprung                              480,000(18)      1.82%                 480,000       -0-              0.00%
21, Elkana st. Jerusalem Israel

Hanuch Vigdorovitz                              25,600(16)      *                      25,600       -0-              0.00%
37/6 st. Hazon Ish, Beit Shemesh, Israel

Carisma Properties Limited                     720,000(19)      2.74%                 720,000       -0-              0.00%
Akara building - 24 De Castro st.
wichams cay, Road Town, Tortola -
British Virgin Island

Nir Galon
27, yonatan st. Tel Aviv' Israel                 80,000(5)      *                      80,000       -0-              0.00%

Monica Larsen Schwartz                           80,000(5)      *                      80,000       -0-              0.00%
11, kehilat zitomir st. Tel Aviv 69405,
Israel

Gaby Knafo                                       80,000(5)      *                      80,000       -0-              0.00%
1, Porzei Haderech Ashdod, Israel

Izo Shalav                                       80,000(5)      *                      80,000       -0-              0.00%
3\2 Lechi st. Raanana, Israe l43207

Itzhak Khon                                      80,000(5)      *                      80,000       -0-              0.00%
31, Arava st. Magshimim Israel 56910

Solly Zanzori                                   160,000(7)      *                     160,000       -0-              0.00%
52, Pinkas st. Tel Aviv, Israel

Mark Zegal                                         900,000      3.42%                 900,000       -0-              0.00%
1441 44 St. Brooklyn NY, 11219

Shoshana Baddiell                                  180,000      *                     180,000       -0-              0.00%
51 circle Place Dublin, Ireland 35442

Chani Ross                                         900,000      3.42%                 900,000       -0-              0.00%
158 Webster ave. Brooklyn NY 11230

Seabright Services Inc.                            300,000      1.14%                 300,000       -0-              0.00%
c/o Mark Zegal   13/1 Ramat Hagolan st.
Jerusalem, Israel

Bio Green Ltd.                                     397,000      1.51%                 397,000       -0-              0.00%
55 Frederick Street P.O. Box CB 13039
Nassau, Bahamas

David Buch                                      36,000(20)      *                      36,000       -0-              0.00%
23, Gush Halav st. Tel Aviv 64581, Israel

Ori Akerman                                    199,200(21)      *                     199,200       -0-              0.00%
Moshav Rakefe, 24, Rakefet st. Misgav
20175, Israel

David Wasserman                                174,720(22)      *                     174,720       -0-              0.00%
5/a Panim Meirot st.  Jerusalem, Israel

Zev Weisz                                        4,800(23)      *                       4,800       -0-              0.00%
9 tel chai st. Jerusalem Israel

Sam Rich                                         4,800(23)      *                       4,800       -0-              0.00%
1783 45th st.  Brooklyn NY 11204

William Michaelson                               9,600(51)      *                       9,600       -0-              0.00%
833 Central Ave
Far Rockaway NY 11691

Kanyanai Bareket                                52,800(24)      *                      52,800       -0-              0.00%
Migdal Hair, 16 Ben Yehuda St.
Jerusalem, Israel

Moshe Bar Ner                                   40,000(25)      *                      40,000       -0-              0.00%
POB 7722 Haifa 31077, Israel

Morris Moskowitz                                48,000(26)      *                      48,000       -0-              0.00%
5515 11th Ave. Brooklyn, NY 11219

Efraim Sagi                                        879,000      3.34%                 879,000       -0-              0.00%
11 Balaban St. Holon
58802, Israel

Ariel Malik                                        849,000      3.23%                 849,000       -0-              0.00%
20 Yoshpe Street
Hod Hasharon  45044,
Israel

Sara Allalouf                                      792,600      3.01%                 792,600       -0-              0.00%
6 Hadassa Street
Tel-Aviv 64513 Israel

Avi Abramovich Trust Company Ltd.                  459,600      1.75%                 459,600       -0-              0.00%
65 Yigal alon St. Tel-Aviv 67443, Israel

Ori Ackerman                                     1,350,000      5.13%               1,350,000       -0-              0.00%
Moshav Rakefet
Doar Na Misgav
20175, Israel

Yaron Sagie                                  1,840,000(34)      6.99%               1,840,000       -0-              0.00%
9b, Haalia Hashnia st. Ramat Gan, Israel

Shoshana Stolero                                 1,710,000      6.27%               1,710,000       -0-              0.00%
7 Freishman St Holon
58532, Israel

Gal Sagi                                         1,650,000      6.27%               1,650,000       -0-              0.00%
10, Havradim st., Gani Yehuda, Israel

Nitzgan Orgal                                      870,000      3.31%                 870,000       -0-              0.00%
26 Hachashmonaim St. Pardes Hana, Israel

Sharon Loar                                      1,620,000      6.16%               1,620,000       -0-              0.00%
27 Alexander Penn
Tel Aviv 69641, Israel

Yaacov Livne                                     1,710,000      6.50%               1,710,000       -0-              0.00%
8 Hachavazelet St.
Petach Tikva , Israel

Yoram Allalouf                                   1,080,000      4.11%               1,080,000       -0-              0.00%
26 Belsize Square
London, NW3 4HU UK

Yael Zucker                                      1,740,000      6.61%               1,740,000       -0-              0.00%
28 Belsize Park London, NW3 4DX UK

Seth Farbman                                        36,000      *                      36,000       -0-              0.00%
301 Eastwood Road Woodmere, NY 11598

Judith Barkly                                      100,000      *                     100,000       -0-              0.00%
Mesilat Yoseph St. 5
Modayin
Israel

Irit Arbel                                     150,000(28)      *                     150,000       -0-              0.00%
5, Irisim st. Kfar Sirkin
Israel

Yair Reisner                                 1,775,852(29)      6.32%               2,219,815       -0-              0.00%
P.O. Box 95
Rehovot 76100 Israel

Justin Passwell**                              693,692(30)      2.64%                 693,692       -0-              0.00%

Beni Dekel**                                   693,692(30)      2.64%                 693,692       -0-              0.00%

Meir Segev**                                   100,000(31)      *                     230,540       -0-              0.00%

Robert G. Pico**                               100,000(31)      *                     240,540       -0-              0.00%

Alex Werber**                                   25,000(32)      *                      80,000       -0-              0.00%

Vicki Rabenou**                               485,682 (33)      1.85%               1,867,046       -0-              0.00%

Ori Almaliach**                                 27,222(36)      1.06%                 280,000       -0-              0.00%

Pinny Rabenou**                                27,222 (36)      1.06%                 280,000       -0-              0.00%

ALPHA CAPITAL AKTIENGESELLSCHAFT             2,285,712(37)      4.99%               2,285,712       -0-              0.00%
Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein

WHALEHAVEN FUNDS LIMITED                       285,716(38)      1.09%                 285,716       -0-              0.00%
3rd Floor, 14 Par-Laville Road
Hamilton, Bermuda HM08

STONESTREET LIMITED PARTNERSHIP              1,028,572(39)      3.91%               1,028,572       -0-              0.00%
C/o Canaccord Capital Corporation
320 Bay Street, Suite 1300
Toronto, Ontario M5H 4A6, Canada

GENESIS MICROCAP INC.                          457,144(40)      1.74%                 457,144       -0-              0.00%
483 Green Lanes
London N13 4BS, England

VERTICAL VENTURES, LLC                       1,371,428(41)      4.99%               1,371,428       -0-              0.00%
641 Lexington Avenue, 26th Floor
New York, NY 10022

GENERATION CAPITAL ASSOCIATES                  480,000(42)      1.82%                 480,000       -0-              0.00%
1085 Riverside Trace
Atlanta, GA 30328

OMEGA CAPITAL SMALL CAP FUND, LTD.             457,144(43)      1.74%                 457,144       -0-              0.00%
5516 14th Avenue
Brooklyn, NY 11219

BRISTOL INVESTMENT FUND, LTD.                1,600,000(44)      4.99%               1,600,000       -0-              0.00%
Caledonia House, Jennett Street
George Town, Grand Cayman
Cayman Islands

WAYNE SOKER                                    228,572(45)      *                     228,572       -0-              0.00%
55 Shaw Road
Chestnut Hill, MA 02467

GREENWICH GROWTH FUND LIMITED                  228,572(45)      *                     228,572       -0-              0.00%
3rd Floor, 14 Par-Laville Road
Hamilton, Bermuda HM08

COUNTRYWIDE PARTNERS LLC                       228,572(45)      *                     228,572       -0-              0.00%
152 West 57th Street, 54th Floor
New York, NY 10019

PLATINUM PARTNERS VALUE ARBITRAGE FUND LP    1,942,856(46)      4.99%               1,942,856       -0-              0.00%
152 West 57th Street, 54th Floor
New York, NY 10019

PLATINUM PARTNERS GLOBAL MACROFUND LP          457,144(47)      1.74%                 457,144       -0-              0.00%
152 West 57th Street, 54th Floor
New York, NY 10019

BODNER FAMILY FOUNDATION                       228,572(45)      *                     228,572       -0-              0.00%
152 West 57th Street, 54th Floor
New York, NY 10019

JM INVESTORS                                   291,428(48)      *                     291,428       -0-              0.00%
152 East 9th Street
Lakewood, NJ 08701

PROFESSIONAL TRADERS FUND, LLC                 600,000(49)      2.28%                 600,000       -0-              0.00%
1400 Old Country Road, Suite 206
Westbury, NY 11590

CAPE MAY INVESTORS INC.                        200,000(50)      *                     200,000       -0-              0.00%
312 Central Avenue
Cape May Point, NJ 08212

GREENWOOD PARTNERS LP                          200,000(50)      *                     200,000       -0-              0.00%
261 Old York Road, Suite 424
Jenkintown, PA 19046
    TOTAL                                                                         46,438,677

*     less than one percent
**    c/o 17 Hata'asia Street Or Yehuda 60212 Israel

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the options and common stock purchase warrants will be issued.

(3) Represents (i) 370,000 shares of common stock, (ii) 220,000 warrants exercisable at $3.75 per share, (iii) 220,000 warrants exercisable at $4.50 per share and (iv) 220,000 warrants exercisable at $6.00 per share.

(4) Represents (i) 32,000 shares of common stock, (ii) 32,000 warrants exercisable at $3.75 per share, (iii) 32,000 warrants exercisable at $4.50 per share and (iv) 32,000 warrants exercisable at $6.00 per share.

(5) Represents (i) 20,000 shares of common stock, (ii) 20,000 warrants exercisable at $3.75 per share, (iii) 20,000 warrants exercisable at $4.50 per share and (iv) 20,000 warrants exercisable at $6.00 per share.

(6) Represents (i) 240,000 shares of common stock, (ii) 240,000 warrants exercisable at $3.75 per share, (iii) 240,000 warrants exercisable at $4.50 per share and (iv) 240,000 warrants exercisable at $6.00 per share.

(7) Represents (i) 40,000 shares of common stock, (ii) 40,000 warrants exercisable at $3.75 per share, (iii) 40,000 warrants exercisable at $4.50 per share and (iv) 40,000 warrants exercisable at $6.00 per share.

(8) Represents (i) 48,000 shares of common stock, (ii) 48,000 warrants exercisable at $3.75 per share, (iii) 48,000 warrants exercisable at $4.50 per share and (iv) 48,000 warrants exercisable at $6.00 per share.

(9) Represents (i) 160,000 shares of common stock, (ii) 160,000 warrants exercisable at $3.75 per share, (iii) 160,000 warrants exercisable at $4.50 per share and (iv) 160,000 warrants exercisable at $6.00 per share.

(10) Represents (i) 12,000 shares of common stock, (ii) 12,000 warrants exercisable at $3.75 per share, (iii) 12,000 warrants exercisable at $4.50 per share and (iv) 12,000 warrants exercisable at $6.00 per share.

(11) Represents (i) 80,000 shares of common stock, (ii) 80,000 warrants exercisable at $3.75 per share, (iii) 80,000 warrants exercisable at $4.50 per share and (iv) 80,000 warrants exercisable at $6.00 per share.

(12) Represents (i) 15,200 shares of common stock, (ii) 15,200 warrants exercisable at $3.75 per share, (iii) 15,200 warrants exercisable at $4.50 per share and (iv) 15,200 warrants exercisable at $6.00 per share.

(13) Represents (i) 24,000 shares of common stock, (ii) 24,000 warrants exercisable at $3.75 per share, (iii) 24,000 warrants exercisable at $4.50 per share and (iv) 24,000 warrants exercisable at $6.00 per share.

(14) Represents (i) 4,000 shares of common stock, (ii) 4,000 warrants exercisable at $3.75 per share, (iii) 4,000 warrants exercisable at $4.50 per share and (iv) 4,000 warrants exercisable at $6.00 per share.

(15) Represents (i) 8,000 shares of common stock, (ii) 8,000 warrants exercisable at $3.75 per share, (iii) 8,000 warrants exercisable at $4.50 per share and (iv) 8,000 warrants exercisable at $6.00 per share.

(16) Represents (i) 16,000 shares of common stock, (ii) 16,000 warrants exercisable at $3.75 per share, (iii) 16,000 warrants exercisable at $4.50 per share and (iv) 16,000 warrants exercisable at $6.00 per share.

(17) Represents (i) 11,200 shares of common stock, (ii) 11,200 warrants exercisable at $3.75 per share, (iii) 11,200 warrants exercisable at $4.50 per share and (iv) 11,200 warrants exercisable at $6.00 per share.

(18) Represents (i) 120,000 shares of common stock, (ii) 120,000 warrants exercisable at $3.75 per share, (iii) 120,000 warrants exercisable at $4.50 per share and (iv) 120,000 warrants exercisable at $6.00 per share.

(19) Represents (i) 180,000 shares of common stock, (ii) 180,000 warrants exercisable at $3.75 per share, (iii) 180,000 warrants exercisable at $4.50 per share and (iv) 180,000 warrants exercisable at $6.00 per share.

(20) Represents (i) 9,000 warrants exercisable at $.01 per share, (ii) 9,000 warrants exercisable at $3.75 per share, (iii) 9,000 warrants exercisable at $4.50 per share and (iv) 9,000 warrants exercisable at $6.00 per share.

(21) Represents (i) 49,800 warrants exercisable at $.01 per share, (ii) 49,800 warrants exercisable at $3.75 per share, (iii) 49,800 warrants exercisable at $4.50 per share and (iv) 49,800 warrants exercisable at $6.00 per share.

(22) Represents (i) 43,680 warrants exercisable at $.01 per share, (ii) 43,680 warrants exercisable at $3.75 per share, (iii) 43,680 warrants exercisable at $4.50 per share and (iv) 43,680 warrants exercisable at $6.00 per share.

(23) Represents (i) 1,200 warrants exercisable at $.01 per share, (ii) 1,200 warrants exercisable at $3.75 per share, (iii) 1,200 warrants exercisable at $4.50 per share and (iv) 1,200 warrants exercisable at $6.00 per share.

(24) Represents (i) 13,200 warrants exercisable at $.01 per share, (ii) 13,200 warrants exercisable at $3.75 per share, (iii) 13,200 warrants exercisable at $4.50 per share and (iv) 13,200 warrants exercisable at $6.00 per share.

(25) Represents 40,000 warrants exercisable at $.01 per share.

(26) Represents (i) 12,000 warrants exercisable at $.01 per share, (ii) 12,000 warrants exercisable at $3.75 per share, (iii) 12,000 warrants exercisable at $4.50 per share and (iv) 12,000 warrants exercisable at $6.00 per share..

(27) Intentionally left blank.

(28) Represents 150,000 warrants exercisable at $.01 per share.

(29) Represents two warrants exercisable at $.0001 per share. The first warrant is exercisable into 1,775,852 shares of common stock and the second warrant is exercisable into 443,963 shares of common stock, which is not exercisable for a period of one year after issuance.

(30) Represents 693,692 warrants exercisable at $.0001 per share.

(31) Represents 230,540 warrants with respect to Mr. Pico and 240,540 with respect to Mr. Segev. The warrants are exercisable for $1.00 per share. In the event that either director is removed for any reason whatsoever, the warrant shall fully vest and shall be exercisable for a period of one year.

(32) Represents 80,000 warrants exercisable at $.30 per share. In the event that Mr. Werber is terminated for any reason whatsoever, the warrant shall fully vest and shall be exercisable for a period of one year.

(33) Represents shares of common stock issuable to Dr. Vicki Rabenou pursuant to a warrant to purchase 2,267,046 shares of common stock.. The warrant vest and become exercisable in 36 equal monthly installments starting on April 1, 2004 in which the first six installment shall be vested and exercisable. The additional 30 installments shall then become vested over a 30 month period. The warrant expires five years after the date they vest and become exercisable, but in any case not later than six (6) months after termination of the reporting person's employment agreement. In the event that Dr. Rabenou is terminated for any reason whatsoever, the warrant shall fully vest and shall be exercisable for a period of one year. Presently, only 485,682 shares of common stock are beneficially owned.

(34) Represents (i) 1,740,000 shares of common stock and (ii) 100,000 warrants exercisable at $.30 per share.

(35) Represents (i) 6,400 shares of common stock, (ii) 6,400 warrants exercisable at $3.75 per share, (iii) 6,400 warrants exercisable at $4.50 per share and (iv) 6,400 warrants exercisable at $6.00 per share.

(36) Represents 280,000 warrants exercisable at $.30 per share. Presently, only 27,222 shares of common stock are beneficially owned.

(37) Represents (i) 571,428 shares of common stock, (ii) 571,428 warrants exercisable at $3.75 per share, (iii) 571,428 warrants exercisable at $4.50 per share and (iv) 571,428 warrants exercisable at $6.00 per share.

(38) Represents (i) 285,761 shares of common stock, (ii) 285,761 warrants exercisable at $3.75 per share, (iii) 285,761 warrants exercisable at $4.50 per share and (iv) 285,761 warrants exercisable at $6.00 per share.

(39) Represents (i) 257,143 shares of common stock, (ii) 257,143 warrants exercisable at $3.75 per share, (iii) 257,143 warrants exercisable at $4.50 per share and (iv) 257,143 warrants exercisable at $6.00 per share.

(40) Represents (i) 114,286 shares of common stock, (ii) 114,286 warrants exercisable at $3.75 per share, (iii) 114,286 warrants exercisable at $4.50 per share and (iv) 114,286 warrants exercisable at $6.00 per share.

(41) Represents (i) 342,857 shares of common stock, (ii) 342,857 warrants exercisable at $3.75 per share, (iii) 342,857 warrants exercisable at $4.50 per share and (iv) 342,857 warrants exercisable at $6.00 per share.

(42) Represents (i) 120,000 shares of common stock, (ii) 120,000 warrants exercisable at $3.75 per share, (iii) 120,000 warrants exercisable at $4.50 per share and (iv) 120,000 warrants exercisable at $6.00 per share.

(43) Represents (i) 114,286 shares of common stock, (ii) 114,286 warrants exercisable at $3.75 per share, (iii) 114,286 warrants exercisable at $4.50 per share and (iv) 114,286 warrants exercisable at $6.00 per share.

(44) Represents (i) 400,000 shares of common stock, (ii) 400,000 warrants exercisable at $3.75 per share, (iii) 400,000 warrants exercisable at $4.50 per share and (iv) 400,000 warrants exercisable at $6.00 per share.

(45) Represents (i) 57,143 shares of common stock, (ii) 57,143 warrants exercisable at $3.75 per share, (iii) 57,143 warrants exercisable at $4.50 per share and (iv) 57,143 warrants exercisable at $6.00 per share.

(46) Represents (i) 485,714 shares of common stock, (ii) 485,714 warrants exercisable at $3.75 per share, (iii) 485,714 warrants exercisable at $4.50 per share and (iv) 485,714 warrants exercisable at $6.00 per share.

(47) Represents (i) 114,286 shares of common stock, (ii) 114,286 warrants exercisable at $3.75 per share, (iii) 114,286 warrants exercisable at $4.50 per share and (iv) 114,286 warrants exercisable at $6.00 per share.

(48) Represents (i) 72,857 shares of common stock, (ii) 72,857 warrants exercisable at $3.75 per share, (iii) 72,857 warrants exercisable at $4.50 per share and (iv) 72,857 warrants exercisable at $6.00 per share.

(49) Represents (i) 150,000 shares of common stock, (ii) 150,000 warrants exercisable at $3.75 per share, (iii) 150,000 warrants exercisable at $4.50 per share and (iv) 150,000 warrants exercisable at $6.00 per share.

(50) Represents (i) 50,000 shares of common stock, (ii) 50,000 warrants exercisable at $3.75 per share, (iii) 50,000 warrants exercisable at $4.50 per share and (iv) 50,000 warrants exercisable at $6.00 per share.

(51) Represents (i) 2,400 warrants exercisable at $.01 per share, (ii) 2,400 warrants exercisable at $3.75 per share, (iii) 2,400 warrants exercisable at $4.50 per share and (iv) 2,400 warrants exercisable at $6.00 per share.

                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

Manning Elliot, Chartered Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, Tissera, Inc.'s financial statements at July 31, 2003 and 2002, and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

On January 12, 2004, we engaged Ernst & Young LLP as our principal independent accountant. The decision to engage Ernst & Young was taken upon the unanimous approval of our Board of Directors.

During the two most recent fiscal years and through January 12, 2004, we have not consulted with Ernst & Young regarding either:

      o the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

      o any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

On November 4, 2003, Manning Elliott, Chartered Accountants resigned as our independent public accountants.

For the years ended July 31, 2003 and 2002 and up until the date of dismissal, we had no disagreements with Manning on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Manning, would have caused it to make reference to the subject matter of the disagreement in connection with any report or opinion it might have issued.

Manning's opinion in its report on our financial statements for the years ended July 31, 2003 and 2003 expressed substantial doubt with respect to our ability to continue as a going concern. Manning's report on our financial statements for the years ended July 31, 2003 and 2002 did not contain any other adverse opinion, disclaimer of opinion, or modification or qualification of opinion.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Tissera, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330 Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                  TISSERA, INC.

                              FINANCIAL STATEMENTS

For the Three Months Ended January 31, 2004

         Balance Sheet                                                   F-1
         Statement of Operations                                         F-2
         Statement of Stockholders' Equity (Deficiency)                  F-3
         Statement of Cash Flows                                         F-4
         Notes to Consolidated Financial Statements                      F-5 to
                                                                         F-12

For the Years Ended July 31, 2003 and 2002 of Tissera, Inc.

         Report of Independent Public Accountants                        F-13
         Balance Sheet                                                   F-14
         Statement of Operations                                         F-15
         Statement of Cash Flows                                         F-16
         Statement of Stockholders' Equity                               F-17
         Notes to Financial Statements                                   F-18 to
                                                                         F-22

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY
                           CONSOLIDATED BALANCE SHEETS

IN U.S. DOLLARS

                                                                        JANUARY 31,     JULY 31,
                                                                           2004            2003
                                                                        -----------    -----------
                                                                         UNAUDITED       AUDITED
                                                                        -----------    -----------
    ASSETS

                                CURRENT ASSETS:
  Cash                                                                      600,655             --
  Prepaid expenses                                                          190,229             --
                                                                        -----------    -----------

Total current assets                                                        790,884             --
                                                                        -----------    -----------

ASSETS ATTRIBUTED TO DISCONTIUNUED OPERATIONS                                    --          7,853
                                                                        -----------    -----------

Total assets                                                                790,884          7,853
                                                                        ===========    ===========

    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
  Related parties - shareholders                                              1,023             --
  Accounts payable                                                           40,844             --
  Accrued expenses                                                          123,006             --
                                                                        -----------    -----------
                                                                            164,873             --
                                                                        -----------    -----------

ACCRUED SEVERANCE PAY                                                         4,640             --
                                                                        -----------    -----------
LIABILITIES ATTRIBUTED TO DISCONTINUED OPERATIONS                             2,500         17,677
                                                                        -----------    -----------
Total liabilities                                                           172,013         17,677
                                                                        -----------    -----------

SHAREHOLDERS' EQUITY (DEFICIENCY):
  Common shares of $ 0.0001 par value each -
    Authorized: 100,000,000 shares as of July 31, 2003 and January 1,
      2004; Issued and outstanding: 18,036,000 shares as of July 31,
      2003 and January 31, 2004                                               1,804          1,804
    Preferred shares of $ 0.0001 par value each -
    Authorized: 20,000,000 shares as of July 31, 2003 and January 1,
      2004; Issued and outstanding: 0 shares as of July 31,2003 and
      January 31, 2004                                                           --             --
  Additional paid-in capital                                              9,938,865         93,196
  Receipts on account of shares                                           1,801,470             --
  Accumulated deficit                                                   (11,123,268)      (104,824)
                                                                        -----------    -----------

Total shareholders' equity (deficiency)                                     618,871         (9,824)
                                                                        -----------    -----------

Total liabilities and shareholders equity (deficiency)                      790,884          7,853
                                                                        ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 IN U.S. DOLLARS

                                                                                                      FROM
                                                                                                     MAY 31,
                                                                                                      2000
                                                                                                   (INCEPTION
                                                 THREE MONTHS ENDED        SIX MONTHS ENDED           DATE)
                                                     JANUARY 31,              JANUARY 31,           THROUGH
                                             -----------------------   ------------------------    JANUARY 31,
                                                2004         2003         2004          2003          2004
                                             ----------   ----------   ----------    ----------    ----------
                                                                         UNAUDITED
                                             -----------------------------------------------------------------
Operating expenses:

  Research and development                     312,561         --        849,076             --        849,076
  Cost related to warrants granted in
      consideration of research and
      license agreement                        836,249         --      6,311,919             --      6,311,919
  Marketing                                         --         --         15,340             --         15,340
  General and administrative                   115,220         --        319,985             --        319,985
  Cost related to warrants and shares
      granted to service providers                  --         --      3,533,750             --      3,533,750
                                           -----------    -------    -----------    -----------    -----------

                                             1,264,030         --     11,030,070             --     11,030,070
Financial expenses, net                            655         --            530             --            530
                                           -----------    -------    -----------    -----------    -----------

Net loss from continuing operations for
   the period                               (1,264,685)        --    (11,030,600)            --    (11,030,600)
Income (loss) from discontinued
   operations of a segment of a business            --    (12,043)        12,156        (15,199)       (92,668)
                                           -----------    -------    -----------    -----------    -----------


Net loss for the period                     (1,264,685)   (12,043)   (11,018,444)       (15,199)   (11,123,268)
                                           ===========    =======    ===========    ===========    ===========

Basic net loss per share from continuing         (0.07)                    (0.62)            --
                                           ===========    =======    ===========    ===========    ===========

Basic net loss per share from
   discontinued operations                          --    (0.0006)       (0.0007)     (0.0008)
                                           ===========    =======    ===========    ===========    ===========

Weighted average shares outstanding         18,036,000  18,036,000    18,036,000     18,036,000
                                           ===========    =======    ===========    ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY) IN U.S. DOLLARS

                                                                                                TOTAL
                                                   ADDITIONAL     RECEIPTS                  SHAREHOLDERS'
                                       SHARE        PAID-IN      ON ACCOUNT   ACCUMULATED      EQUITY
                                      CAPITAL       CAPITAL      OF SHARES      DEFICIT     (DEFICIENCY)
                                    -----------   -----------   -----------   -----------   -------------
Balance as of May 31, 2000                   --            --            --            --             --

Stock issued for cash on May 31,
                             2000         1,504         8,496            --            --         10,000
Net loss for the period                      --            --            --        (4,784)        (4,784)
                                    -----------   -----------   -----------   -----------    -----------

Balance as of July 31, 2000               1,504         8,496            --        (4,784)         5,216

Stock issued for cash on July 17,
                             2001           300        39,700            --            --         40,000
Contribution of capital                      --        15,000            --            --         15,000
Net loss for the year                        --            --            --       (30,415)       (30,415)
                                    -----------   -----------   -----------   -----------    -----------

Balance as of July 31, 2001               1,804        63,196            --       (35,199)        29,801

Contribution of capital                      --        15,000            --            --         15,000
Net loss for the year                        --            --            --       (38,781)       (38,781)
                                    -----------   -----------   -----------   -----------    -----------

Balance as of July 31, 2002               1,804        78,196            --       (73,980)         6,020

Contribution of capital                      --        15,000            --            --         15,000
Net loss for the year                        --            --            --       (30,844)       (30,844)
                                    -----------   -----------   -----------   -----------    -----------

Balance as of July 31, 2003               1,804        93,196            --      (104,824)        (9,824)

Receipts on account of 1,535,164
  Common shares net of issuance
  expenses of $117,486                       --            --     1,801,470            --      1,801,470
Cost related to warrants granted
  in consideration of research
  and license agreement                      --     6,311,919            --            --      6,311,919
Expenses related to warrants and
  shares granted to service
  providers                                  --     3,533,750            --            --      3,533,750
Net loss for the period                      --            --            --   (11,018,444)   (11,018,444)
                                    -----------   -----------   -----------   -----------    -----------
Balance as of January 31, 2004            1,804     9,938,865     1,801,470   (11,123,268)       618,871
                                    ===========   ===========   ===========   ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                IN U.S. DOLLARS

                                                                                                         FROM
                                                                                                     MAY 31, 2000
                                                                              SIX MONTHS ENDED       (INCEPTION
                                                                                  JANUARY 31,        DATE) THROUGH
                                                                      -----------------------------    JANUARY 31,
                                                                           2004            2003          2004
                                                                      -------------   -------------- -------------
                                                                                        UNAUDITED
                                                                      --------------------------------------------
Cash flows from operating activities:

  Net loss                                                             (11,018,444)            --   (11,123,268)
  Adjustments required to reconcile net loss to net cash provided by
     (used in) operating activities:                                            --
  Cost related to warrants granted in consideration of research and
    license agreement                                                    6,311,919             --     6,311,919
  Expenses related to warrants and shares granted to services
    providers                                                            3,533,750             --     3,533,750
  Changes in operating assets and liabilities:
   Increase in prepaid expenses                                           (190,229)            --      (190,229)
   Increase in related parties - shareholders                                1,023             --         1,023
   Increase in accounts payable and accrued expenses                       163,850             --       163,850
   Increase in severance pay                                                 4,640             --         4,640
                                                                       -----------    -----------   -----------

Net cash used in continuing operating activities                        (1,193,491)            --    (1,298,315)
Net cash provided by (used in) discontinued operating activities           (12,677)           486        77,759
                                                                       -----------    -----------   -----------

Total net cash provided by (used in) operating activities               (1,206,168)           486    (1,220,556)
                                                                       -----------    -----------   -----------

Cash flows from investing activities:

  Net cash used in discontinued investing activities                            --             --       (15,000)
                                                                       -----------    -----------   -----------

Total net cash used in investing activities                                     --             --       (15,000)
                                                                       -----------    -----------   -----------

Cash flows from financing activities:

  Receipts on account of shares                                          1,801,470             --     1,801,470
                                                                       -----------    -----------   -----------

Net cash provided by continuing financing activities                     1,801,470             --     1,801,470
Net cash flows provided by discontinued financing activities                    --             --        34,741
                                                                       -----------    -----------   -----------

Total net cash provided by financing activities                          1,801,470             --     1,836,211
                                                                       -----------    -----------   -----------

Increase in cash and cash equivalents                                      595,302            486       600,655
Cash and cash equivalents at beginning of period                             5,353          6,787            --
                                                                       -----------    -----------   -----------

Cash and cash equivalents at end of period                                 600,655          7,273       600,655
                                                                       ===========    ===========   ===========

Non-cash financing activities:

Licenses purchased against notes payable                                        --             --        28,000
                                                                       ===========    ===========   ===========

Supplemental disclosures:

Interest paid                                                                   --            935         1,059
                                                                       ===========    ===========   ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
IN U.S. DOLLARS

NOTE 1:- GENERAL

Tissera Inc. ("the Company") was incorporated under the laws of the state of Washington on May 31, 2000.

On September 4, 2003, the former president of Bert Logic Inc. completed a share purchase agreement with the Company's existing shareholders, who purchased 15,000,000 shares of the currently issued and outstanding 18,036,000 of the Company's Common shares. In connection with the consummation of the transaction, the president of the Company resigned as president and sole director of the Company. Pursuant to the agreement, the Company entered into an amended license agreement to sell Bit Error Rate Testers on a worldwide non-exclusive basis. In exchange, the Company obtained forgiveness of the remaining promissory note of $ 10,299, and accrued interest of $ 2,436. Also, in connection with the transaction, the former president of the Company agreed to forgive his shareholders' loan, in the amount of $ 2,442.

Following the share purchase agreement dated September 4, 2003, the management of the Company has decided to discontinue all activities related to the sales of Bit Error Rate Testers, used for the integrity and reliability of communication channels. The discontinuation of their activity was accounted for under the provision of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

On October 8, 2003, the Company entered into a Research and License Agreement with Yeda Research and Development Company Limited ("Yeda"), pursuant to which Yeda provided the Company with a worldwide, exclusive license to develop, manufacture and sell products for solid organ transplantation from embryonic tissue (see also Note 3).

On October 9, 2003, the Company's Board of Directors resolved to change the name of the Company from Bert Logic, Inc. to "Tissera, Inc."

On October 27, 2003 the Company incorporated a wholly-owned subsidiary, Tissera Ltd.

The Company's ability to continue to operate as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. The Company is actively pursuing financing through a private placement. There is no assurance that the Company will raise sufficient capital and generate sufficient sales to enable the Company to continue its operations for the next 12 months.

In the event the Company is unable to successfully raise capital and generate revenues, it is unlikely that the Company will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, in the event new financing is not obtained, the Company will likely reduce general and administrative expenses and delay development projects until it is able to obtain sufficient financing.

Management is actively engaged in raising capital through an additional round of financing, and is confident of the ability to raise the necessary funds for the Company's growth and development activities. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, are:

a. The Company's fiscal year-end is July 31, 2003.

b. Cash and cash equivalents:

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

c. Research and development costs:

Research and development costs are charged to expenses as incurred.

d. Severance pay:

The liability of the Company for severance pay is calculated pursuant to Israel's Severance Pay Law in Israel, based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date and is presented on an undiscounted basis. The subsidiary's employees are entitled to one month's salary for each year of employment or a portion thereof. The liability for all of the employees is fully provided by an accrual.

Severance expenses for the six months period ended January 31, 2004, were $
4,640.

e. Comprehensive income:

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. As at January 31, 2004, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

f. Basic earnings (loss) per share:

Basic earnings (loss) per share have been calculated in conformity with Financial Accounting Standards Board Statement No. 128 "Earnings per Share". Basic earnings (loss) per share are calculated using the weighted average number of Common shares outstanding each period. The Company has excluded from the calculation of the weighted average number of shares 1,535,164 shares related to receipt on account of shares that shares were not issued as of the balance sheet date.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (CONT.)

g. Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

h. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated upon consolidation.

i. Reclassification:

Certain amounts from prior years have been reclassified to conform to the current year representation. The reclassification had no effect on previously reported net loss, shareholders equity and cash flows.

j. Recent accounting pronouncements:

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 on January 1, 2003. The effect of adoption of this standard on the Company's results of operations and financial position is not expected to be material.

FASB has also issued SFAS No. 145, 147 and 149 but they will not have a material effect on the Company's operations, therefore a description of each and their respective impact on the Company's operations have not been disclosed.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (CONT.)

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 on January 1, 2003. The effect of adoption of this Standard on the Company's results of operations and financial position is not material, as the Company does not have a stock option plan in place.

In May 2003, the FASB issued SFAS No. 150 ("Accounting for Certain Financing Instruments with Characteristics of both Liabilities and Equity". This Statement established standards for the issuer as to how to classify both liabilities and equity. It requires that an issuer will classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. The Company does not expect that the adoption of this standard will have a material effect on its financial position or results of operations.

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Entities " ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of a "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all variable interest entities created after January 31, 2003 and by the beginning of the first interim or annual reporting period commencing after March 15, 2004 for variable interest entities created prior to February 1, 2003. The Company does not except the adoption of FIN 46 to have a material impact on its results of operations or financial position.

k. Interim financial statements:

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3:- RESEARCH AND LICENSE AGREEMENT

On October 8, 2003, the Company entered into a Research and License Agreement (the "Agreement") with Yeda. Under the Agreement, the research for a period of 3 years (from April 9, 2003) will be conducted, at the Weizmann Institute of Science, relates to an invention comprising methods of organ transplantation utilizing developing nephric tissue. The License granted to our company shall expire at the later of the following:

      o     the expiration of the patents in the country of sale; or

      o 15 years from the date of receipt of FDA New Drug Approval (in the United States), or the equivalent in any other country in which the products are sold.

In addition, Yeda may terminate the Research and License Agreement if we are in breach thereof and Yeda may, at its option, terminate the Research and License Agreement, in whole or in part, or make it non-exclusive if we fail to reach certain commercialization and development goals as set out in the Research and License Agreement. Yeda is entitled to unilaterally amend the license so that it is non-exclusive or terminate the license in the event that we fail to achieve commercialization of at least one product within certain time limits, fail to commence various phases of clinical trials within certain time limits or fail to sell a product after certain milestones. Further, if we contest the validity of the patents, Yeda may terminate the license. In the event that Yeda would like to pursue sponsored research with respect to or, the commercialization of, a given product that would other wise be subject to the License and Research and License Agreement that we have not already commenced developing, then Yeda may provide us with notice of its intention. Upon receipt of such notice, we will then have thee months to submit a product development program. If we do not submit such program, the license will be terminated with respect to the product that Yeda intends to develop.

Prior to May 21, 2004, we must issue Yeda the following:

      o a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of our company immediately following the exercise of such warrant; and

      o a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of our company immediately following the exercise of such warrant.

However, we are still in discussions with Yeda with respect to the maximum number of shares of common stock that Yeda may exercise into. The amount of shares that each warrant is exercisable into may vary between 2,774,769 and 2,329,723 and 3,649,556 and 4,379,467 with respect to each warrant (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by us of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and us). The share amounts described above are adjusted to reflect the three for one split described below. Each such warrant shall be exercisable for a period beginning October 7, 2004 and ending at the later of the following:

      o one year following the termination of the Research and License Agreement; and

      o ten years after the date of signature of the Research and License Agreement and to have such further terms and conditions as shall be satisfactory to Yeda and our company.

We also have agreed to or have paid to Yeda the following:

      o with regard to the first year of the research period (commencing on April 9, 2003), we paid the amount of US $450,000 of which a non-refundable installment of US $450,000 was paid on December 23, 2003. This amount is in addition to the $450,000 paid to Yeda in connection with researched performed by Yeda during the first year; and

      o with regard to the second and third years of the research period, respectively, an amount which shall be not less than US $900,000 and not more than US $1,000,000 per year to be determined by mutual agreement of the parties no later than 30 days prior to the commencement of the relevant year, in four equal three monthly non-refundable installments, payable in advance at the beginning of each three month period during such year.

If the parties fail to reach agreement within the time frame referred to above regarding the amount of the research budget payable for the second or third year of the research period, then the research budget for such year shall be US $900,000 and Yeda shall procure the performance of research for such reduced amount.

We have also agreed that within one year from the date of the Research and License Agreement, we will submit a development program to Yeda for its approval. We further undertakes to use our best efforts to develop, market and sell the licensed products. We also agreed to pay Yeda a license fee of

      o     $50,000 per year;

      o 4% of net sales of all products covered by the Research and License Agreement;

      o 33% of all sublicense fees for all agreements entered into within one year of the Agreement; and

      o 16% of all sublicense fees for all agreements entered into after such one year period.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4:- STOCK SPLIT

The Company's Board of Directors resolved to effectuate a forward split of the Company's Common shares on a 3:1 basis, which occurred on November 4, 2003. The additional shares issued pursuant to the forward stock split will be fully paid and non-assessable. All new shares will have the same par value, voting rights and other rights as old shares. The 3:1 forward stock split is being effectuated by increasing the number of issued and outstanding shares at the ratio of 3:1. Accordingly, as a result of the forward stock split, the Company has 18,036,000 shares outstanding and 81,964,000 authorized unissued shares, which shares may be issued in the future in connection with acquisitions, subsequent financings or as determined by the Company's Board of Directors. All share and per share data were restated to reflect the stock split effected November 4, 2003.

NOTE 5:- SHASREHOLDERS' EQUITY

a. The Company has granted 7,905,931 warrants to purchase Common shares of par value $0.0001, and shares, at no additional consideration. The warrants and shares were granted to service providers, in exchange for research and development services and general and administrative services. Out of the total warrants 4,847,400 warrants are fully vested and non-forfeited as of the commitment date, and 381,531 warrants are vested over a period of three years. The Company accounted for such warrants under the provision of EITF 96-18, and the fair value of warrants was recorded as research and development expenses and general and administrative expenses at the commitment date.

b. The Company has granted to certain brokers 172,480 warrants to purchase Common shares of par value $ 0.0001 at an exercise price of $ 0.1. In addition, the Company granted to these brokers 397,440 warrants to purchase Common shares of par value $ 0.0001 at an exercise price at the range of $3.75 - $6.00. The fair value of the warrants was accounted for as issuance expense and was deducted for the Company's equity.

                                  TISSERA INC.
                           (FORMERLY: BERT LOGIC INC.)
                           A DEVELOPMENT STAGE COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6:- SUBSEQUENT EVENTS

Private placement:

a. As of March 2004, the Company has sold 1,767,200 units at a price per unit of $1.25. Each unit consists of one share of common stock and three common stock purchase warrants. As of March 12, 2004, the Company raised gross proceeds in the amount of $2,209,000. In addition, the Company granted the investors 5,301,600 warrants with an exercise price in the range of $3.75 to $6.00. The warrants are exercisable within a period of six months to two years from the date of issuance. In connection with the sale of the units, the Company issued 397,400 warrants with an exercise price in the range of $3.75 to $6.00. The warrants are exercisable within a period of six months to two years from the date of issuance.

b. Subsequent to the balance sheet date, the Company has granted to certain employees 1,965,314 options to purchase 1,965,314 of the Company's Common shares at an exercise price of $0.30 per share. The options are vested over a period of two years.

c. On February 18, 2004, the Company granted to two of its Directors 541,080 options to purchase 541,080 of the Company's Common shares at an exercise price of $1. The options are vested over a period of three years.

[LETTERHEAD OF MANNING ELLIOTT]

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
BERT Logic Inc.

We have audited the accompanying balance sheets of BERT Logic Inc. as of July 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of BERT Logic Inc., as of July 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered operating losses from inception and has a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ "Manning Elliott"


                                        CHARTERED ACCOUNTANTS
                                        Vancouver, Canada

                                        September 16, 2003

BERT Logic Inc.
Balance Sheets
(Expressed in U.S. Dollars)

                                                                                             July 31,         July 31,
                                                                                               2003             2002
                                                                                                 $                $
----------------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
   Cash                                                                                        5,353             6,787
   Accounts receivable                                                                            --               750
   Prepaid expenses                                                                               --               285
----------------------------------------------------------------------------------------------------------------------

Total Current Assets                                                                           5,353             7,822
----------------------------------------------------------------------------------------------------------------------

License (Note 3)
   Cost                                                                                       43,000            40,000
   Accumulated amortization                                                                  (40,500)          (21,981)
----------------------------------------------------------------------------------------------------------------------

Net                                                                                            2,500            18,019
----------------------------------------------------------------------------------------------------------------------

Total Assets                                                                                   7,853            25,841
----------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities

   Accounts payable                                                                              750               712
   Accrued liabilities                                                                         4,186             2,768
   Notes payable (Notes 3 and 7)                                                              10,299            13,899
----------------------------------------------------------------------------------------------------------------------

Total Current Liabilities                                                                     15,235            17,379

Shareholder Loan (Notes 4 and 7)                                                               2,442             2,442
----------------------------------------------------------------------------------------------------------------------

Total Liabilities                                                                             17,677            19,821
----------------------------------------------------------------------------------------------------------------------

Contingencies and Commitments (Notes 1 and 3)

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock: 20,000,000 preferred shares authorized with par value $.0001; none
   issued                                                                                         --                --

Common stock: 100,000,000 common shares authorized with par value $.0001; 6,000,000
   issued and outstanding                                                                        600               600

Additional paid in capital                                                                    49,400            49,400

Donated capital (Note 5)                                                                      45,000            30,000
----------------------------------------------------------------------------------------------------------------------
                                                                                              95,000            80,000

Deficit                                                                                     (104,824)          (73,980)
----------------------------------------------------------------------------------------------------------------------

Total Stockholders' Equity (Deficit)                                                          (9,824)            6,020
----------------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                                     7,853            25,841
----------------------------------------------------------------------------------------------------------------------

(The Accompanying Notes are an Integral Part of these Financial Statements)

BERT Logic Inc.
Statements of Operations
(Expressed in U.S. Dollars)

                                                        Years Ended
                                                          July 31
                                                  2003               2002
                                                   $                   $
--------------------------------------------------------------------------

Revenue                                         21,250              90,791

Cost of Goods Sold                              10,050              45,275
--------------------------------------------------------------------------

Gross Margin                                    11,200              45,516
--------------------------------------------------------------------------

Operating Expenses

   Amortization                                 18,519              17,258
   Communication                                 1,438               1,754
   Consulting (Note 5)                          12,000              32,000
   Donated rent (Note 5)                         3,000               3,000
   Interest and bank charges                     1,332               1,143
   Marketing                                        --              13,000
   Professional fees                             5,755              16,142
--------------------------------------------------------------------------

Total Operating Expenses                        42,044              84,297
--------------------------------------------------------------------------

Net Loss for the Year                          (30,844)            (38,781)
--------------------------------------------------------------------------

Net Loss Per Share - Basic                       (0.01)              (0.01)
--------------------------------------------------------------------------

Weighted Average Shares Outstanding          6,000,000           6,000,000
--------------------------------------------------------------------------

(Diluted loss per share has not been presented as the result is anti-dilutive)

BERT Logic Inc.
Statement of Cash Flows
(Expressed in U.S. Dollars)

                                                                                          Years Ended
                                                                                            July 31
                                                                                     2003            2002
                                                                                       $               $
-----------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net loss                                                                           (30,844)         (38,781)

Adjustments to reconcile net loss to net cash used by operating activities

   Amortization                                                                     18,519           17,258
   Donated consulting services                                                      12,000           12,000
   Donated rent                                                                      3,000            3,000

   Changes in operating assets and liabilities

      Decrease in accounts receivable                                                  750            1,100
      Decrease (increase) in prepaid expenses                                          285             (285)
      Increase (decrease) in accounts payable and accrued liabilities                1,456           (1,108)
-----------------------------------------------------------------------------------------------------------

Net Cash Provided by (Used In) Operating Activities                                  5,166           (6,816)
-----------------------------------------------------------------------------------------------------------

Cash Flows Used In Financing Activities

   Repayment of notes payable                                                       (6,600)         (11,101)
   Repayments to shareholder                                                            --          (12,558)
-----------------------------------------------------------------------------------------------------------

Net Cash Used In Financing Activities                                               (6,600)         (23,659)
-----------------------------------------------------------------------------------------------------------

Decrease In Cash                                                                    (1,434)         (30,475)

Cash, Beginning of Year                                                              6,787           37,262
-----------------------------------------------------------------------------------------------------------

Cash, End of Year                                                                    5,353            6,787
-----------------------------------------------------------------------------------------------------------

Non-Cash Financing Activities

Notes payable issued to purchase license (Note 3)                                    3,000           25,000
-----------------------------------------------------------------------------------------------------------

Supplemental Disclosures

   Interest paid                                                                       935              124
   Income taxes paid                                                                    --               --
-----------------------------------------------------------------------------------------------------------

(The Accompanying Notes are an Integral Part of these Financial Statements)

BERT Logic Inc.
Statement of Stockholders' Equity
(Expressed in U.S. dollars)

                                                                                                           Total
                                                                   Additional                          Stockholders'
                                                                    Paid-in     Donated                   Equity
                                            Shares       Amount     Capital     Capital      Deficit     (Deficit)
                                               #            $          $           $            $            $
-----------------------------------------------------------------------------------------------------------------
Balance - July 31, 2001                    6,000,000         600      49,400      15,000     (35,199)      29,801

Value of rent donated by a related party          --          --          --       3,000          --        3,000

Value of services donated by a related
party                                             --          --          --      12,000          --       12,000

Net loss for the year                             --          --          --          --     (38,781)     (38,781)
-----------------------------------------------------------------------------------------------------------------

Balance - July 31, 2002                    6,000,000         600      49,400      30,000     (73,980)       6,020

Value of rent donated by a related party          --          --          --       3,000          --        3,000

Value of services donated by a related
party                                             --          --          --      12,000          --       12,000

Net loss for the year                             --          --          --          --     (30,844)     (30,844)
-----------------------------------------------------------------------------------------------------------------
Balance - July 31, 2003                    6,000,000         600      49,400      45,000    (104,824)      (9,824)
-----------------------------------------------------------------------------------------------------------------

   (The Accompanying Notes are an Integral Part of these Financial Statements)

BERT Logic Inc.
Notes to the Financial Statements
(Expressed in U.S. dollars)

1. Nature of Operations and Continuance of Business

The Company was incorporated under the laws of the state of Washington on May 31, 2000. On May 31, 2000 the Company entered into a licensing agreement with Reach Technologies, Inc. a Canadian Corporation. The agreement allows the Company to sell a Bit Error Rate Tester product line worldwide. The product line consists of technology instruments that are used to transfer data from one source to another and test the bit error rate in a stream of data.

The Company's principal business plan is to seek immediate earnings by exploiting the license agreement with Reach Technologies, Inc.

The Company emerged from being a development stage company during its fiscal year ended July 31, 2002. In a development stage company, management devoted most of its activities to establishing the business. Planned principal activities have started producing significant revenue; however, the Company has experienced start-up losses to July 31, 2003 totalling $104,764 and has a working capital deficiency as at July 31, 2003 of $9,822.

The Company completed an SB-2 Registration Statement which was declared effective by the United States Securities Exchange Commission on April 30, 2001 and raised $40,000 and issued 1,000,000 common shares.

The Company plans to generate sufficient cash flow from sales to meet its long-term requirements. Existing cash and cash flow from sales is expected to fulfill future capital needs; however, if sales in the long term are insufficient, the Company may need additional capital to carry out its business plan. In the event that the Company requires more capital, no commitments to provide additional funds have been made by management or other shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to the Company. There is substantial doubt regarding the Company's ability to continue as a going concern.

See Note 7 for forgiveness of $12,741 of debt.

2. Summary of Significant Accounting Principles

a) Year End

The Company's fiscal year-end is July 31.

b) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

c) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BERT Logic Inc.
Notes to the Financial Statements
(Expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)

d) Revenue Recognition

The Company recognizes revenue from sales of Bit Error Rate Testers when goods have been shipped and title has passed to the customer. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements. " Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

The Company follows the guidance pursuant to Emerging Issues Task Force (EITF) No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent. "The Company records revenue on a gross basis representing the amount that has been billed to a customer. The Company has the risks and rewards of ownership including the risk of loss for collection, delivery and returns. Also the Company has latitude in establishing product pricing above a specific minimum price and also has bears all credit risk in the event collection is not made from a customer.

e) Comprehensive Income

Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at July 31, 2003, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

f) Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

g) Long-Lived Assets

In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

h) Concentrations

Financial instruments consist of cash and equivalents, notes payable, and accounts payable and accrued liabilities. The fair values of these financial instruments were estimated to approximate their carrying values due to their immediate or short-term maturity. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash that is maintained in a US dollar account with a major financial institution in Canada.

BERT Logic Inc.
Notes to the Financial Statements
(Expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)

h) Concentrations (continued)

The Company's products are sold to both the U.S. government and the private sector. Revenues represented sales to three customers with sales to the U.S. Government of $14,000 or 66% for the fiscal year ended July 31, 2003. All three customers accounted for sales revenue and each represented more than 10% of revenue. Revenues for the year ended July 31, 2002 included sales to four customers each representing more than 10% of total revenue.

The Company currently relies on a single supplier of goods that are resold by the Company. The Company currently has no alternative supplier and may not be able to locate such a source. The inability of this supplier to fulfill supply requirements would materially impact future operating results.

i) Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The transition provisions do not currently have an impact on the Company's financial position and results of operations as the Company currently has no stock-based employee compensation.

In June, 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The effect of adoption of this standard on the Company's results of operations and financial position is not expected to be material.

FASB has also issued SFAS No. 145, 147 and 149 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

BERT Logic Inc.
Notes to the Financial Statements
(Expressed in U.S. dollars)

3. License

The Company acquired the worldwide exclusive right to market and sell a Bit Error Rate Tester product line (the "License"). The licensed product consists of 0 to 40 Megabit per second Bit Error Rate Testers that are configured for laboratory and onsite use. Models consist of laboratory, rack mount and portable versions. The licensor maintains the right to set the pricing of the licensed products. An initial licensing agreement was acquired on May 31, 2000 with a three year term and amendments have been made to expand the territory of the license. All other terms of the License remain the same. The License was purchased by the Company for $10,000 cash from Reach Technologies, Inc. ("Reach"). On May 11, 2001 the Company paid $5,000 cash to amend the License to include the state of Arizona. On October 15, 2001 the Company paid $5,000, by way of note payable, to amend the License to include the State of Florida. On October 31, 2001 the Company paid $20,000, by way of note payable, to amend the license to obtain a worldwide exclusive right. The purchase price of the licenses were negotiated at arms-length. The License was fully amortized at May 31, 2003 in the current fiscal year.

On June 12, 2003 the Company negotiated an extension of the license agreement with Reach for an additional one-year period. The Company agreed to pay $3,000 in the form of a note payable to Reach due May 31, 2004. The new license agreement will expire on May 31, 2004 and may be renewed by mutual agreement at that time. Concurrent with the license extension, the Company successfully renegotiated the repayment date of its remaining note payable with Reach of $7,299 to May 31, 2004. The principal and interest, at 7% per annum, on the notes payable is due on May 31, 2004.

The amortization of the license for the remainder of the license agreement is for $2,500 during fiscal 2004.

4. Shareholder Loan

The shareholder loan is unsecured, non-interest bearing, and payable on demand.

5. Related Party Transactions

The President of the Company has donated consulting services valued at $12,000 (2002 - $12,000) and rent valued at $3,000 (2002 - $3,000). These amounts have been charged to operations and classified as "donated capital" in stockholders' equity.

6. Income Taxes

The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating loss carry forwards. Potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating loss carry forwards in future years.

The Company has net operating losses to carry forward of approximately $60,000 to offset future years' taxable income which commence expiring in fiscal 2015 through 2017.

BERT Logic Inc.
Notes to the Financial Statements
(Expressed in U.S. dollars)

6. Income Taxes (continued)

The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

                                            2003             2002
                                              $                $

     Net Operating Losses                   15,844          23,781
     Statutory Tax Rate                         34%             34%
     Effective Tax Rate                         --              --
     Deferred Tax Asset                      5,387           8,085
     Valuation Allowance                    (5,387)         (8,085)
  ------------------------------------------------------------------
     Net Deferred Tax Asset                     --              --
  ------------------------------------------------------------------

7.   Subsequent Events

     On September  4, 2003,  the  President of the Company  completed on a Share

Purchase Agreement (the "Agreement") with certain buyers which purchased 5,000,000 shares of the currently issued and outstanding 6,000,000 shares of common stock of the Company from the President.

In connection with the consummation of the transaction, the President of the Company resigned as President and sole director of the Company and appointed a new sole director to be President and Chief Executive Officer. Pursuant to the Agreement, the Company entered into an amended license agreement to sell Bit Error Rate Testers on a worldwide non-exclusive basis. In exchange, the Company obtained forgiveness of the remaining promissory note of $10,299 and accrued interest of $2,436. Also in connection with the transaction, the former President of the Company agreed to forgive the entire shareholder loan due by the Company in the amount of $2,442.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the corporate law of the State of Washington, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


                SEC Registration fee                       $   15,516.84
                Accounting fees and expenses                   10,000.00*
                Legal fees and expenses                        35,000.00*
                Miscellaneous                                   5,000.00
                                                           --------------
                                        TOTAL              $   $65,516.84*
                                                           ==============



* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The Company's Board of Directors resolved to effectuate a forward split of the Company's Common shares on a 3:1 basis, which occurred on November 4, 2003. The additional shares issued pursuant to the forward stock split will be fully paid and non-assessable. All new shares will have the same par value, voting rights and other rights as old shares. The 3:1 forward stock split is being effectuated by increasing the number of issued and outstanding shares at the ratio of 3:1. Accordingly, as a result of the forward stock split, the Company has 18,036,000 shares outstanding and 81,964,000 authorized unissued shares, which shares may be issued in the future in connection with acquisitions, subsequent financings or as determined by the Company's Board of Directors. All share and per share data were restated to reflect the stock split effected November 4, 2003.

The Company granted Prof. Reisner a warrant to purchase 1,775,852 shares of common stock of the Company and a warrant to purchase 443,963 shares of common stock with an exercise price of $.0001 per share.

The Company entered into two consulting agreements whereby it agreed to issued 693,692 options to purchase shares of common stock to each consultant in consideration for services provided. The options are exercisable at a price of $.0001 per share.

The Company sold 508,000 shares of common stock together with 1,524,000 common stock purchase warrants to several accredited investors in consideration for funding in the amount of $635,000.

The Company issued an aggregate of 2,977,000 shares of common stock to consultants in consideration for various services provided to the Company.

In February 2004, the Company closed a private placement in which it sold 1,259,000 units, at a price per unit of $1.25, in which it raised $1,574,000. Each unit consists of one share of common stock and three common stock purchase warrants. The warrants have an exercise price at the range of $3.75 - $6.00 and are exercisable within a period of six month to two years.

Dr. Vicki Rabenou, the Company's CEO was granted a warrant to purchase 5% of the issued and outstanding shares of our company on a fully diluted basis, which shall be calculated upon the date of our completion of $5,000,000 in financing. The warrant vests and become exercisable in 36 equal monthly installments starting on April 1, 2004 in which the first six installment shall be vested and exercisable. The additional 30 installments shall then become vested over a 30 month period. The warrant expires five years after the date they vest and become exercisable, but in any case not later than six (6) months after termination of the reporting person's employment agreement.

Yaron Sagi, a shareholder of the Company, and Alex Werber, the Company's CFO, were each granted 100,000 warrants which vest and become exercisable in 36 equal monthly installments of 2,778. The warrants expire (5) years after the date they vest and become exercisable, but in any case not later than six (6) months after termination of the reporting person's employment agreement.

Prior to May 21, 2004, we must issue Yeda the following:

      o a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of our company immediately following the exercise of such warrant; and

      o a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of our company immediately following the exercise of such warrant.

However, we are still in discussions with Yeda with respect to the maximum number of shares of common stock that Yeda may exercise into. The amount of shares that each warrant is exercisable into may vary between 2,774,769 and 2,329,723 and 3,649,556 and 4,379,467 with respect to each warrant (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by us of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and us). The share amounts described above are adjusted to reflect the three for one split described below. Each such warrant shall be exercisable for a period beginning October 7, 2004 and ending at the later of the following:

      o one year following the termination of the Research and License Agreement; and

      o ten years after the date of signature of the Research and License Agreement and to have such further terms and conditions as shall be satisfactory to Yeda and our company.

In January 2004, the Company issued a consutlant warrants to purchase 150,000 shares of common stock at an exercise price of $.01 per share in consideration for services provided.

In February 2004, the Company closed a private placement in which it sold 3,142,857 units, at a price per unit of $1.75, in which it raised $5,500,000. Each unit consists of one share of common stock and three common stock purchase warrants. The warrants have an exercise price at the range of $3.75 - $6.00 and are exercisable within a period of six month to two years.

In February 2004, the Company issued warrants to Robert G. Pico and Meir Segev, two of the Company's directors, to purchase 270,540 warrants each. Such warrants are exercisable at $1.00 per share. In the event that either of the directors are removed from office, the warrants shall immediately vest and shall be exercisable for a period of one year from removal.

The agreement provides that we must pay him 35,000 shekels per months as well as provide him with a car and phone allowance. We also granted Dr. Uri Elmaleh, our V.P. of Medical and Regulatory Affairs, a warrant to purchase 280,000 shares of common stock at $.30 per share. The Board of Directors has approved the entering into an agreement with Pinny Rabenou to serve as the V.P. of Corporation Finance. Mr. Rabenou is the brother of Dr. Vicki Rabenou, our CEO and a director. Upon entering into a definitive agreement, Mr. Rabenou will be issued a warrant to purchase 280,000 shares of common stock and 250,000 shares of common stock which will be issued on a varying monthly basis. For services rendered to date, we have issued 30,000 shares of common stock to Mr. Rabenou.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of PowerChannel or executive officers of PowerChannel, and transfer was restricted by PowerChannel in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Tissera, Inc., a Washington corporation.


Exhibit                             Description
No.
-------------------------------------------------------------------------------------------------------------------------------
3.1    *                            Articles Of Incorporation of Tissera, Inc. (Incorporated by
                                    reference filed with the Company's Form SB-2 on November 14, 2000 ).
-------------------------------------------------------------------------------------------------------------------------------
3.1    *                            By-laws of Tissera, Inc.
-------------------------------------------------------------------------------------------------------------------------------
4.1    ********                     Subscription Agreement in connection with March 2004 Funding
-------------------------------------------------------------------------------------------------------------------------------
4.2    ********                     Form of Common Stock Purchase Warrant A issued in connection with March 2004 Funding
-------------------------------------------------------------------------------------------------------------------------------
4.3    ********                     Form of Common Stock Purchase Warrant B issued in connection with March 2004 Funding
-------------------------------------------------------------------------------------------------------------------------------
4.4    ********                     Form of Common Stock Purchase Warrant C issued in connection with March 2004 Funding
-------------------------------------------------------------------------------------------------------------------------------
5      ********                     Sichenzia Ross Friedman Ference LLP Opinion and Consent
-------------------------------------------------------------------------------------------------------------------------------
10.1   *                            Agreement Between BERT Logic Inc. and Reach Technologies Inc Dated May 31, 2000 for
                                    the right to distribute the Reach Technologies Inc. licensed product line.
-------------------------------------------------------------------------------------------------------------------------------
10.2   **                           Agreement Between BERT Logic Inc. And Reach Technologies Inc Dated May 11, 2001
                                    amending the Licensing Agreement with Reach Technologies, Inc.
                                    dated May 31, 2000 as it pertains to new territory
-------------------------------------------------------------------------------------------------------------------------------
10.3   ****                         Agreement Between BERT Logic Inc. And Reach Technologies Inc Dated May 31, 2003
                                    amending the Licensing Agreement with Reach Technologies, Inc. dated May 31, 2000
-------------------------------------------------------------------------------------------------------------------------------
10.4   *****                        Agreement Between BERT Logic Inc. And Reach Technologies Inc Dated September 4, 2003
                                    amending the Licensing Agreement with Reach Technologies, Inc. dated May 31, 2000
-------------------------------------------------------------------------------------------------------------------------------
10.5   ******                       Research and License Agreement between Yeda Research and Development Company
                                    Limited and Bert Logic Inc.
-------------------------------------------------------------------------------------------------------------------------------
14.1   *******                      Code of Ethics
-------------------------------------------------------------------------------------------------------------------------------

---------------------

23.1                                Consent of Manning Elliot, Chartered Accountants.
-------------------------------------------------------------------------------------------------------------------------------
23.3                                Consent of legal counsel (see Exhibit 5.1).
-------------------------------------------------------------------------------------------------------------------------------


*Incorporated by reference filed with the Form SB-2 filed with the Securities and Exchange Commission on November 14, 2000.

**Incorporated by filed with the Company's Form 10-KSB filed with the Securities and Exchange Commission on March 15, 2001.

***Incorporated by reference filed with Company's Form 8-K filed with the Securities and Exchange Commission on October 19, 2001.

**** Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 16, 2003.

***** Incorporated by
reference to the Company's Form 8-K filed with the Securities and Exchange Commission on September 8, 2003.

****** Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on October 14, 2003.

*******Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on November 3, 2003.


******** Incorporated herein by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission on April 23, 2004


ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Tel Aviv, Country of Israel, on May 20, 2004.

                                                       TISSERA, INC.


                                                       By: /s/ Dr. Vicki Rabenou
                                                       Name: Dr. Vicki Rabenou
                                                       Title: CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

------------------------------------------------- ----------------------------------------------- ---------------------------------
Name                                              Title                                           Date
------------------------------------------------- ----------------------------------------------- ---------------------------------
/s/Dr. Vicki Rabenou                              CEO and Director                                May 20, 2004
--------------------
Dr. Vicki Rabenou
------------------------------------------------- ----------------------------------------------- ---------------------------------
/s/Alex Werber                                    CFO                                             May 20, 2004
--------------
Alex Werber
------------------------------------------------- ----------------------------------------------- ---------------------------------
/s/Robert Pico                                    Director                                        May 20, 2004
--------------
Robert Pico
------------------------------------------------- ----------------------------------------------- ---------------------------------
/s/Meir Segev                                     Director                                        May 20, 2004
-------------
Meir Segev
------------------------------------------------- ----------------------------------------------- ---------------------------------